                                                                     Exhibit 2.1


                               Dated 15 June 1998




                             J.R. CHARMAN & Others

                                      and

                             CHARMAN GROUP LIMITED

                                      and

                                TARQUIN LIMITED

                                      and

                                  ACE LIMITED

                                   AGREEMENT

                       relating to the sale and purchase
                 of the issued share capital of Tarquin Limited






                             LINKLATERS & PAINES
                               One Silk Street
                               London EC2Y 8HQ

                           Tel: (+44) 171 456 2000

                              Ref: PDSK/KMKL/MYC

                        Agreement for Purchase of Shares

This Agreement is made on 15 June 1998


Between:


(1) The Several Persons named in Part 1 of Schedule 1 (the Vendors which expression shall include the legal personal representatives of any such persons);

(2) Charman Group Limited, incorporated under the laws of England and Wales, whose registered office is at 7th Floor, 1 Minster Court, Mincing Lane, London EC3R 7AA ("CGL");

(3) Tarquin Limited, incorporated under the laws of England and Wales, whose registered office is at 7th Floor, 1 Minster Court, Mincing Lane, London EC3R 7AA (the Company); and

(4) ACE Limited, incorporated under the laws of the Cayman Islands, whose address is The ACE Building, 30 Woodbourne Avenue, Hamilton HM08 Bermuda (the Purchaser).

It is agreed as follows:


1  Interpretation

In this Agreement, including its Schedules, the headings shall not affect its interpretation and, unless the context otherwise requires, the provisions in this Clause 1 apply:


1.1  Definitions

agreed terms means in relation to any document such document in the terms agreed between the parties and signed by or on behalf of the Purchaser's Solicitors and the Vendors' Solicitors for the purposes of identification on or before the date of this Agreement;

"A" Ordinary Shares means the 2,658,800 "A" Ordinary Shares of US$1 each in the Company, being the whole of the issued "A" ordinary share capital of the "Company".

ACE UK means ACE U.K. Limited whose registered office is at Crosby Court, 38 Bishopsgate, London EC2N 4DL;

"B" Ordinary Shares means the 710,000 "B" Ordinary Shares of US$1 each in the Company, being the whole of the issued "B" ordinary share capital of the Company;

Balance Sheet Date means 31 December 1997;

Bank of Boston Loan Agreement means the agreement dated 28 November 1995 between the First National Bank of Boston (the "Bank of Boston") and the Company in relation to the Boston Loan;

Boston Loan means the Loan as defined in the Bank of Boston Loan Agreement;

Business Day means a day on which banks are open for business in England (excluding Saturdays, Sundays and public holidays);

"C" Ordinary Shares means the 4,202,200 "C" Ordinary Shares of US$1 each in the Company, being the whole of the issued "C" ordinary share capital of the Company;

Charman Shareholders Agreement means the Charman Shareholders agreement dated 28 November 1994 between the shareholders of CGL and CTL;

CTL means Charman Trustees Limited whose registered office is at 7th Floor, 1 Minster Court, Mincing Lane, London EC3R 7AA;

Claim means any claim by the Purchaser for breach of any of the Warranties;

Code has the meaning ascribed to it in Clause 8.1.2;

Combined Syndicates means Syndicate 488 and Syndicate 2488;

Company Affiliate Agreement has the meaning ascribed to it in Clause 7.4.;

Company Affiliate Letter has the meaning ascribed to it in Clause 7.4.;

Completion means the completion of the sale and purchase of the Shares pursuant to Clause 5;

Completion Date means the date on which Completion occurs as set out in Clause 5.1;

Confidentiality Agreement means the confidentiality agreement dated 14 April 1998 between the Purchaser, DLJ and Lehman Brothers;

Consideration Shares means the Purchaser's Ordinary Shares, to be validly issued credited as fully paid up and non assessable, to the Vendors pursuant to Clause 3 and Consideration Share means any one of them;

Council means the Council of Lloyd's and includes its delegates and persons by whom it acts;

CUAL means Charman Underwriting Agencies Limited whose registered office is at 1 Minster Court, Mincing Lane, London EC3R 7AA;

Deferred Shares means the 50,000 Deferred Shares of (Pounds)1 each in the Company, being the whole of the issued deferred share capital of the Company;

DLJ means Donaldson, Lufkin & Jenrette Securities Corporation of 227 Park Avenue, New York, NY 10172;

EBCAM Nominees means EBCAM Nominees (Jersey) Limited (re. JRC Children's Settlement) and EBCAM Nominees Limited (re. the Dragon Trust);

Encumbrance means any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation;

ESOT means the Trust Deed dated 5 February 1993 between CUAL and CTL;

Equitas means Equitas Reinsurance Limited, being the corporate entity into which the general insurance business liabilities of Lloyd's syndicates allocated to the 1992 and previous years of account have been reinsured;

Exchange Act means the United States Securities Exchange Act of 1934, as amended;

Group or Group Companies means the Company and the Subsidiaries and Group Company means any one of them;

Insurance Partners means Insurance Partners Charman (Bermuda) L.P. and Insurance Partners Offshore (Bermuda) L.P., details of which are set out in Part I of
Schedule 1;

Lloyd's means the Corporation of Lloyd's;

Lloyd's Acts means the Lloyd's Acts 1871-1982 together with the byelaws and regulations passed pursuant thereto;

Lloyd's Member means an underwriting member of Lloyd's, whether corporate or individual;

Losses means all liabilities, losses, damages, claims, fines, penalties, costs (including reasonable legal costs) and expenses, in each case of any nature whatsoever;

Managing Agent means an underwriting agent which is listed as a managing agent on the register of underwriting agents maintained by Lloyd's under the Underwriting Agents Byelaw (No.4 of 1984) and which is appointed by a Lloyd's Member to provide the services and perform the duties set out in a Managing Agent's Agreement;

Managing Agent's Agreement means the standard form agreement between a Lloyd's Member and a Managing Agent in the form prescribed by the Agency Agreements Byelaw (No.8 of 1988);

Material Adverse Change means, with respect to any person, any material adverse change (excluding any such change resulting from general economic conditions, including without limitation changes in interest rates, or from any occurrence or condition affecting the insurance industry generally, including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction (but excluding any loss event giving rise to an insured loss)) in:

     (i) the business, results of operations or financial or operating condition of such person and its subsidiaries, taken as a whole (without giving effect to the consequences of the transactions contemplated by this Agreement); or

     (ii) the ability of such person (and, to the extent applicable, its subsidiaries) to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement;

Material Adverse Effect means, with respect to any person, any material adverse effect (excluding any such effect resulting from general economic conditions, including without limitation changes in interest rates, or from any occurrence or condition affecting the insurance industry generally, including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction (but excluding any loss event giving rise to an insured loss)) on:

     (i) the business, results of operations or financial or operating condition of such person and its subsidiaries, taken as a whole (without giving effect to the consequences of the transactions contemplated by this Agreement), or

     (ii) the ability of such person (and, to the extent applicable, its subsidiaries) to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement;

Member's Agent means a person who is listed as a members' agent in the register of underwriting agents maintained by Lloyd's under the Underwriting Agent's Byelaw (No.4 of 1984);

NewCo means a company incorporated or to be incorporated in England by the Purchaser being referred to as Newco in Clause 8;

NYSE means the New York Stock Exchange;

Open Years means the 1996, 1997 and 1998 Lloyd's underwriting years of account and Open Year means any one of them;

OPL means overall premium limit which is the aggregate of the syndicate premium limits of all the Members of the Combined Syndicates for any one of the 1995, 1996, 1997 and 1998 underwriting years of account;

Ordinary Shares means the "A" Ordinary Shares, the "B" Ordinary Shares and the "C" Ordinary Shares;

Payment Account Details means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

Phemus means Phemus Corporation details of which are set out in Part I of
Schedule 1;

Property means the property, brief details of which are set out in Schedule 5;

Purchaser's Group means the Purchaser and its subsidiaries from time to time;

Purchaser's Group Audited Accounts means the audited consolidated financial statements of the Purchaser's Group, for the fiscal year ended on 30 September 1997;

Purchaser's Ordinary Shares means the ordinary shares, par value $0.041666667 per share, of the Purchaser;

Purchaser's Solicitors means Lovell White Durrant of 65 Holborn Viaduct, London EC1A 2DY and Mayer, Brown & Platt of 190 South LaSalle Street, Chicago, Illinois 60603 USA;

Purchaser's Warranties means the representations and warranties given by the Purchaser set out in Schedule 4 and Purchaser's Warranty means any one of them;

Related Parties Byelaw means the Related Parties Byelaw (No. 2 of 1986) of
Lloyds;

Remaining Vendors means the Vendors except Insurance Partners and Phemus;

SEC means the United States Securities and Exchange Commission;

Securities Act means the United States Securities Act of 1933 (as amended);

Shareholders Agreement means the agreement dated 30 November 1994 between the Company, CGL and the Vendors as amended by an agreement dated 28 November 1995;

Shares means the Deferred Shares and the Ordinary Shares;

Subsidiaries means the subsidiaries of the Company details of which are contained in Part 4 of Schedule 1;

Syndicate 488 means the syndicate designated by that number at Lloyd's managed by CUAL at the date hereof;

Syndicate 2488 means the syndicate designated by that number at Lloyd's managed by CUAL at the date hereof;

Syndicate Accounts means the audited annual report of the Combined Syndicates together with audited personal accounts of each Lloyd's Member of Syndicate 488 for the 1995 closed year of account;

Syndicate Quarterly Report means the unaudited quarterly report for the Combined Syndicates drawn up as at 31 March 1998;

Taxation comprises all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties, charges, costs and interest relating thereto;

Transaction means any transaction, act, event or omission of whatever nature to which a Group Company was a party;

TUL means Tarquin Underwriters Limited whose registered office is at 7th Floor, 1 Minster Court, Mincing Lane, London EC3R 7AA;

UK GAAP means generally accepted accounting principles applicable as at the date of this Agreement in the United Kingdom;

UK GAAP Audited Accounts means the audited consolidated accounts of the Group for the financial period ended on the Balance Sheet Date prepared in accordance with UK GAAP;

US GAAP means generally accepted accounting principles applied in the United States;

US GAAP Audited Accounts means the audited consolidated financial statements of the Group for the three financial periods ended on the Balance Sheet Date prepared in accordance with US GAAP;

US and United States means the United States of America;

US$ $ and US Dollars means the lawful currency of the US;

Vendors' Disclosure Letter means the letter of even date with this Agreement from the Vendors' Solicitors to the Purchaser disclosing:

     (i)  information constituting exceptions to the Warranties; and

     (ii) details of other matters referred to in this Agreement;

Vendors' Representative means JR Charman, whom failing, JJ Lloyd, whom failing, G A Arnott acting for and on behalf of the Vendors as notified in writing to the Purchaser by any director of the Company;

Vendors' Solicitors means Linklaters & Paines of One Silk Street, London EC2Y
8HQ;

Warranties means the warranties and representations set out in Schedule 3 and Warranty means any one of them.

1.2  Lloyd's

References in this Agreement to requirements of the Council are to any requirements imposed by any byelaw or regulation made under the Lloyd's Acts and any conditions or requirements imposed or directions given or codes of practice made under any such byelaw or regulation or under the Lloyd's Acts, and the phrase "required by the Council" and similar phrases shall be construed accordingly;

1.3  Subordinate Legislation

Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

1.4  Modification etc. of Statutes

Any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced;

1.5  Connected Persons

A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Income and Corporation Taxes Act 1988;

1.6  UK GAAP Audited Accounts

Any reference to UK GAAP Audited Accounts shall include the directors' and auditors' reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before that company in general meeting in respect of the accounting reference period in question;

1.7  Companies Act 1985

The words holding company and subsidiary shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985;

1.8  Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment;

1.9  Schedules etc.

References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement;

1.10  Information

Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm; and

1.11  SSAPs etc.

A reference to a SSAP means a statement of standard accounting practice as adopted by the Accounting Standards Brand and published by the Institute of Chartered Accountants of England and Wales.

1.12  Parties

References to parties shall exclude CGL for all purposes of this Agreement other than Clause 2.5.

2  Agreement to Sell the Shares

2.1  Sale of Shares

Each of the Vendors severally agrees with the Purchaser to sell such of the Shares specified against his name in Part 1 of Schedule 1 with full title guarantee, and the Purchaser agrees with the Vendors to purchase such Shares, free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto.

2.2  Waiver of rights of pre-emption

Each of the Vendors severally agrees with the Purchaser to procure that any and all rights of pre-emption over the Shares conferred on him by the Articles of Association or other equivalent document of the Company or in any other way are waived irrevocably by him.

2.3  Simultaneous Completion

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale to it of all the Shares is completed simultaneously and if such sale is not completed on Completion then the Purchaser shall be entitled to rescind this Agreement.

2.4  U.S. Federal Income Tax Consequences

It is the intention of the parties that the transactions contemplated by this Agreement qualify as a reorganization as described in Section 368(a)(1)(C) of the Code; provided that the Purchaser makes no representation as to such qualification.

2.5  Charman Shareholders Agreement

Each of the Company, the Vendors and, for the purposes of this Clause 2.5 only, CGL confirms that no notification has been made by them to CTL pursuant to the Charman Shareholder Agreement to direct CTL to notify the Company to issue any shares in accordance with Clause 5 of the Shareholders' Agreement prior to the date of this Agreement and each of the Company, the Vendors and, for the purposes of this Clause 2.5 only, CGL agrees severally that, prior to Completion no such notification shall be made and on Completion CTL shall be hereby released from any obligations or liability whatsoever in respect of such notification.

3  Consideration

3.1.1 The consideration for the purchase of the Shares shall be a total of 14,328,028 Consideration Shares, subject to adjustment;

       Provided that:

       (i) if ACP is greater than US$39.196, and less than US$42.266, the total number of Consideration Shares shall be determined by reference to the following formula:

                   N  =   US$561,596,000
                          --------------
                                ACP


             OR

       (ii) if ACP is equal to or greater than US$42.266, the total number of Consideration Shares shall be 13,287,181.

             OR

       (iii) if ACP is less than US$33.054, and more than US$29.984, the total number of Consideration Shares shall be determined by reference to the following formula:

                   N  =   US$473,604,000
                          --------------
                                ACP


             OR

       (iv) if ACP is equal to or less than US$29.984, the total number of Consideration Shares shall be 15,795,224.

            where

               N     =   the number of Purchaser's Ordinary Shares (rounded
                         up to the nearest whole share);
               ACP   =   the average per share closing price of Purchaser's
                         Ordinary Shares as reported on the NYSE Composite
                         Transaction Tape for the 10 NYSE trading days immediately preceding the 3 NYSE trading days prior to the Completion Date.

3.1.2 The Consideration Shares shall be divisible among the Vendors in proportion to the number of Shares sold by them (as identified in Schedule 1) compared to the Consideration Shares.

3.1.3 No fraction of a Purchaser's Ordinary Share shall be issued, but all such fractional entitlements otherwise so issuable shall be paid in cash by the Purchaser instead, the amount concerned being calculated by reference to ACP.

3.2 Schedule 2 shall apply in relation to registration rights applicable to the Consideration Shares.

3.3 The Consideration Shares shall rank in all respects pari passu with the existing issued fully paid Purchaser's Ordinary Shares including the right to receive in full all dividends and other distributions declared, paid or made with a record date after Completion.

4  Conditions Precedent

4.1  Vendors' Conditions Precedent

Completion of this Agreement is conditional upon satisfaction of the following conditions in favour of the Vendors, or their satisfaction subject only to Completion of this Agreement:

4.1.1 clearance having been obtained that the provisions of Section 703 of the Taxes Act 1988 (cancellation of tax advantages from certain transactions in securities) will not apply and that Section 137 of the Taxation of Chargeable Gains Act 1992 ("TCGA") will not apply to prevent the application of Section 135 TCGA (roll-over relief on exchange of shares);

4.1.2 the Vendors having received from LeBoeuf, Lamb, Greene & MacRae, L.L.P., US tax counsel to the Company, an opinion to the effect that the sale of the Shares should constitute a tax free reorganisation pursuant to
       Section 368(a) of the Code;

4.1.3 the Purchaser's Warranties contained in Schedule 4 that are qualified as to materiality being true and correct and the Purchaser's Warranties contained in Schedule 4 that are not so qualified being true and correct in all material respects, in each case (except to the extent such warranties speak as of an earlier date) as though made as of and on the Completion Date, except as otherwise contemplated by this Agreement;

4.1.4 the Consideration Shares having been authorized for listing on the NYSE, subject to official notice of issuance;

4.1.5 the Purchaser having performed in all material respects each obligation and covenant to be performed by it pursuant to this Agreement on or prior to the Completion Date; and

4.1.6 Since 30 September 1997, no Material Adverse Change with respect to the Purchaser, and no development, event, fact or matter which will or is likely to give rise to a Material Adverse Change with respect to the Purchaser, having occurred and being continuing.

4.2  Purchaser's Conditions Precedent

Completion of this Agreement is conditional upon satisfaction of the following conditions in favour of the Purchaser, or their satisfaction subject only to Completion of this Agreement:

4.2.1 the Warranties contained in Part 1 of Schedule 3 being true at Completion;

4.2.2 the Warranties contained in Part 2 of Schedule 3 that are qualified as to materiality being true and correct and the Warranties contained in Part 2 of Schedule 3 that are not so qualified being true and correct in all material respects, in each case (except to the extent such Warranties speak as of an earlier date) as though made as of and on the Completion Date, except as otherwise contemplated by this Agreement;

4.2.3 the Company and each of the Vendors having performed in all material respects each obligation and covenant to be performed by it pursuant to this Agreement on or prior to the Completion Date;

4.2.4 the Purchaser having received from each person who is identified in the Company Affiliate Letter as an "affiliate" of the Company a Company Affiliate Agreement, and such Company Affiliate Agreement shall be in full force and effect;

4.2.5 the employment agreements of JR Charman, JJ Lloyd, JW Gressier, RDH Brindle, GA Arnott, DG Penney, AP Ryan, and M King and deeds of covenant by all such persons executed as of the date of this Agreement, being in full force and effect;

4.2.6 any agreements (other than this Agreement and the ESOT) which relate to the Shares or in the shares of any of the other Group Companies having been terminated without any liability of the Company, any other Group Company or the Purchaser;

4.2.7 the resignation of all directors of each Group Company in their capacity as a director of each Group Company (and not employee), being tendered; and

4.2.8 since the Balance Sheet Date, no Material Adverse Change with respect to the Company, and no development, event, fact or matter which will or is likely to give rise to a Material Adverse Change with respect to the Company, having occurred and being continuing.

4.3  Vendors' and Purchaser's Conditions Precedent

Completion of this Agreement is conditional upon satisfaction of the following conditions in favour of the Vendors and the Purchaser, or their satisfaction subject only to Completion of this Agreement:

4.3.1 the Office of Fair Trading indicating, in terms reasonably satisfactory to the Purchaser, that the Secretary of State for Trade and Industry does not intend to refer the acquisition or any matter relating thereto to the Monopolies and Mergers Commission;

4.3.2 all other consents (which for this purpose shall include the expiry of any period following a notification such that consent is deemed to be given or no consent is required) of any government or governmental body or regulatory authority in the territory having appropriate jurisdiction which are required for the transactions contemplated by this Agreement or any matters arising therefrom having been obtained;

4.3.3 Lloyd's consents having been obtained, in terms reasonably satisfactory to the Purchaser and the Vendors, to:

       (i) the change of control of CUAL pursuant to Article 13A of the Underwriting Agents' Byelaw (no. 4 of 1984);

       (ii) the change of control of TUL pursuant to Article 14 of the Membership Byelaw (no. 17 of 1993);

       (iii) the appointment of directors of CUAL and TUL as contemplated by Clause 5.4.1; and

       (iv) the Combined Syndicates placing (whether directly or indirectly) re-insurance with the Purchaser or any other member of the Purchaser's Group under Article 3 of the Related Parties Byelaw;

4.3.4  Lloyd's not having:

       (i) threatened to take any action which would, in the reasonable opinion of the Purchaser and the Vendors' Representative, have a material adverse impact on the transactions contemplated by this Agreement; or

       (ii) proposed or enacted any regulation or byelaw which in the reasonable opinion of the Purchaser and the Vendors' Representative would prohibit or materially restrict:

               (a) completion of any such transaction; or

               (b) the operation of any of the Group Companies after Completion;

       4.3.5 no order, statute, rule, regulation, executive order, stay, decree, judgment, injunction or regulatory action having been enacted, entered, issued, promulgated or enforced by any governmental authority which has resulted in a prohibition against the consummation of the transactions contemplated by this Agreement; and

       4.3.6 the Purchaser and the Vendors' Representative having received evidence reasonably satisfactory to each of them that all consents, approvals and filings required for the consummation of the transactions contemplated by this Agreement have been made or obtained.

4.4  Responsibility for Satisfaction

The parties undertake to use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1 to 4.3. Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Vendors' Representative and the Purchaser in consultation with each other and the Vendors' Representative and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.5  Non-Satisfaction/Waiver

If the conditions in

       4.5.1 Clause 4.1 are not satisfied or waived by Insurance Partners, Phemus and the Vendors' Representative on behalf of the Remaining Vendors;

       4.5.2  Clause 4.2 are not satisfied or waived by the Purchaser; and

       4.5.3 Clause 4.3 are not satisfied or waived by both the Purchaser and Insurance Partners, Phemus and the Vendors' Representative on behalf of the Remaining Vendors,

       on or before 31 December 1998, save as expressly provided, this Agreement shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the undertaking contained in Clause 4.4.

5  Completion

5.1  Date and Place

Subject to Clause 4, Completion shall take place at the offices of the Vendors' Solicitors at 3.00 pm (London time) 3 Business Days after the last of the conditions set out in Clauses 4.1 to 4.3 (other than the conditions to be fulfilled at Completion) are satisfied or waived or at such other place or on such other date or time as may be agreed between the Purchaser and the Vendors' Representative.

5.2  Vendors' Obligations on Completion

       5.2.1 On or before Completion, the Vendors and the Company (if appropriate) shall procure that:

              (i) all loans due to each Group Company from, and all loans due from each Group Company to, each of the Vendors and every other company in the issued share capital of which the Vendors or any of them or any combination of them have directly or indirectly a beneficial interest exceeding 3% of the issued share capital of such company shall be repaid in full; and

              (ii) all loans due to each Group Company from, and all loans due from each Group Company to, directors or employees of any Group Company shall be repaid in full, (except season ticket loans to employees and loans as described in the Vendors' Disclosure Letter);

       5.2.2 On Completion, the Vendors and the Company (if appropriate) shall deliver or make available to the Purchaser:

              (i) duly executed transfers of the Shares in favour of the Purchaser or as it may direct accompanied by the relative share certificates;

              (ii) the written resignations from their office as directors from all the directors of the Group Companies to take effect on the Completion Date with acknowledgments signed by each of them in a form satisfactory to the Purchaser to the effect that he has no claim against any Group Company for compensation for loss of office (whether contractual, statutory or otherwise) in his capacity as a Director only;

              (iii) the written resignations of the auditors of each Group
                    Company to take effect on the date of Completion, with acknowledgments signed by each of them in a form satisfactory to the Purchaser to the effect that they have no claim against any Group Company and containing the statement referred to in Section 394 of the Companies Act 1985 to the effect that there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of any Group Company;

              (iv) the certificates of incorporation, corporate seals (if any), cheque books, if so requested by the Purchaser, and statutory books of each Group Company (duly written up-to-date), the share certificates in respect of each of the Subsidiaries and transfers of all shares in the Subsidiaries held by nominees in favour of the Purchaser or as it may direct;

              (v) duly executed deeds of release in the agreed terms releasing each Group Company from any liability whatsoever (actual or contingent) (other than arising out of any service agreement or employment contract, the ESOT and save as otherwise provided in this Agreement) which may be owing to any Vendor in such capacity and any person for whom that Vendor is a trustee or personal representative by each Group Company;

              (vi) the title deeds to the Property together with a statutory declaration in respect of any missing title deeds, in a form to be approved by the Purchaser, such approval not to be unreasonably withheld or delayed;

              (vii)  deeds of covenant in the agreed terms duly extended by Mr
                     J. A. Battle, Mr R. A. Strachan and Mr T. W. H. Wood and the other parties thereto;

              (viii) statements of terms and conditions in the agreed terms executed by each of the Remaining Vendors (other than CTL, EBCAM Nominees and the persons referred to in 4.2.5);

              (ix) a duly executed release in terms to be agreed between the Vendors' Solicitors and the Purchaser's Solicitors of a Deed of Subordination dated 28 November 1995 and a Supplemental Deed of Subordination dated 3 September 1997 both created by the Company and registered by the Registrar of Companies on 15 December 1995 and 2 September 1997 together with relative declarations of satisfaction (Forms
                     403a) sworn by a director of the Company; and

              (x) a duly executed release and discharge in terms to be agreed between the Vendors' Solicitors and Purchasers' Solicitors of the Charman Shareholders' Agreement and the Shareholders Agreement.

5.3  Purchaser's Obligations on Completion

On Completion, the Purchaser shall deliver or make available to the Vendors'
Solicitors:

       5.3.1  a duly certified copy of a resolution of the directors of the
              Purchaser:

              (i) authorising the purchase of the Shares for the consideration and upon the terms set out in this Agreement;

              (ii) approving the terms of and authorising the signing of this Agreement; and

              (iii) issuing the Consideration Shares referred to in Clause 3.

       5.3.2 Against compliance with the foregoing provisions, the Purchaser shall deliver to the Vendors' Solicitors share certificates in respect of the Consideration Shares in the proportions set out in
              Part 1 of Schedule 1.

5.4  Board Resolutions of the Group Companies

On Completion, the Vendors shall procure the passing of Board Resolutions of each Group Company (where appropriate):

       5.4.1 accepting the resignations referred to in Clause 5.2.2 (ii) and appointing directors of certain Group Companies (to be determined by the Purchaser);

       5.4.2 approving the registration of the share transfers referred to in Clause 5.2.2 subject only to their being duly stamped;

       5.4.3 accepting such resignations referred to in Clause 5.2.2(iii) and appointing auditors to be designated by the Purchaser of each Group Company;

       5.4.4 changing the registered office of each Group Company as determined by the Purchaser; and

       5.4.5 providing the requisite Lloyd's consents have been obtained, convening an extraordinary general meeting of each Group Company at which its Articles of Association shall be amended in such a manner as the Purchaser may require but not such as to have a retrospective effect;

       and shall hand to the Purchaser duly certified copies of such Resolutions.

5.5  Satisfaction of Consideration

Against compliance with the foregoing provisions, the Purchaser shall satisfy the purchase consideration in the manner specified in Clause 3.

6  Warranties and Purchaser's Warranties

6.1  Incorporation of Schedule 3

       6.1.1 Each of the Vendors severally warrants and represents to the Purchaser and its successors in title in the terms set out in Parts 1 and 2 of Schedule 3, subject only to any matter or thing hereafter done or omitted to be done as required by this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

       6.1.2 The Vendors severally acknowledge that the Purchaser has entered into this Agreement in reliance upon the warranties, representations, covenants and undertakings severally given which are set out in Parts 1 and 2 of Schedule 3 of this Agreement.

6.2  Several Liability

Each Vendor shall be severally liable for any loss incurred by the Purchaser as a result of any Warranty contained in Part 1 of Schedule 3 being untrue as regards that Vendor or a person connected with him.

6.3  Vendors' Disclosure Letter

The Warranties in Part 2 of Schedule 3 shall be read subject only to:

       6.3.1 any matter which is fairly disclosed in the Vendors' Disclosure Letter and any matter expressly provided for under the terms of this Agreement; and

       6.3.2 any matter or thing now or hereafter done or omitted to be done as required by this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

6.4  Incorporation of Purchaser's Warranties

       6.4.1 The Purchaser warrants and represents to the Vendors and its successors in title in the terms as set out in Schedule 4 subject only to any matter or thing hereafter done or omitted to be done as required by this Agreement or otherwise at the request in writing or with the approval in writing of the Vendors' Representative.

       6.4.2 The Purchaser acknowledges that the Vendors have entered into this Agreement in reliance upon the warranties, representations, covenants and undertakings given which are set out in Schedule 4.

6.5  Non survival of Warranties

None of the representations and warranties in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement shall survive Completion (other than those contained in Part 1 of Schedule 3 and Clause 8 of
Schedule 4).

6.6  Remedies

       6.6.1 This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract. Each of the Vendors and the Purchaser acknowledges that it has not been induced to enter into this Agreement by, and so far as is permitted by law and except in the case of fraud, waives any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

       6.6.2 So far as is permitted by law and except in the case of fraud, the parties agree and acknowledge that the only right and remedy which shall be available to the Purchaser in connection with or arising out of or related to any of the statements contained in the Warranties in Part 2 of Schedule 3 shall be as provided in Clause 4.5 and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy.

       6.6.3 So far as is permitted by law and except in the case of fraud, the parties agree and acknowledge that the only right and remedy which shall be available to the Vendors in connection with or arising out of or related to any of the statements contained in the Purchaser's Warranties in Schedule 4 shall be as provided in Clause 4.5 and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy.

       6.6.4 Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

       6.6.5 In Clauses 6.8.1 to 6.8.4 "this Agreement" includes the Vendors' Disclosure Letter.

7  Action Pending Completion

7.1  Vendors' General Obligations

The Company and the Vendors shall procure that, pending Completion:

       7.1.1 each Group Company will carry on business only in the ordinary course consistent with past practice, save in so far as agreed in writing by the Purchaser;

       7.1.2 each Group Company will use its reasonable endeavours to keep available the services of its directors and employees and to maintain advantageous relationships with those contracting or dealing with it;

       7.1.3 if so requested by the Purchaser, each Group Company will enforce, or procure to be enforced, to their full extent, the obligations of employees or directors under their respective employment contracts and of other employees under their terms of employment with any Group Company and any confidentiality agreements between a Group Company and a third party; and declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, any issued shares of the Purchaser;

       7.1.4 each Group Company shall afford reasonable access to the Purchaser and its authorised representatives during normal business hours to all personnel and offices and to all books and records of the relevant Group Company as the Purchaser may reasonably require, subject to reasonable prior notice being given to any director of the Company.

7.2  Restrictions on the Vendors

Without prejudice to the generality of Clause 7.1, the Vendors and the Company shall between the date of this Agreement and Completion procure that each Group Company, other than in relation to another Group Company, where relevant, shall not without the prior written consent of the Purchaser in its sole discretion:

       7.2.1 save as set out in the Vendors' Disclosure Letter, incur or enter into any agreement or commitment involving any capital expenditure in excess of (Pounds)100,000 in aggregate;

       7.2.2 enter into any contract or commitment which is outside the ordinary course of business and which is not capable of being terminated without compensation at any time with three months' notice or less or which provides for the acceleration of payment or performance or other consequence as a result of a change in control of any Group Company or which involves or may involve total annual expenditure in excess of (Pounds)100,000;

       7.2.3 subject to the provisions of the Vendor's Disclosure Letter, incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of business;

       7.2.4 make any amendment to the terms and conditions of employment (including, without limitation and subject to the provisions of the Vendor's Disclosure Letter remuneration, pension entitlements and other benefits) of any employee, provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any employee or engage or appoint any additional employee. For the purposes of this Clause, an employee is a person paid a salary in excess of (Pounds)40,000 per annum; or

       7.2.5 acquire or agree to acquire or dispose of or agree to dispose of any asset or stocks or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of (Pounds)100,000 other than in the ordinary course of business;

       7.2.6 make any modification to any of the rights attached to any shares in any Group Company or the creation or issue of any shares or the grant or agreement to grant any option over any shares or uncalled capital of any Group Company or the issue of any obligations convertible into shares;

       7.2.7 capitalise or pay up any amount standing to the credit of any reserve of any Group Company (other than for the purposes of complying with any requirements imposed by Lloyd's) or redeem or purchase any shares or effect any other reorganisation of the share capital of any Group Company;

       7.2.8 admit any person (howsoever occurring) as a member of any Group Company or approve the transfer of any shares in any Group Company;

       7.2.9 declare, pay or otherwise make any dividend or other distribution;

       7.2.10 pass any resolution of its members to alter the memorandum or articles of association of any Group Company;

       7.2.11 acquire any shares of any other company or, other than in the ordinary course of its insurance and re-insurance business, participate in any partnership, consortium, association or joint venture;

       7.2.12  make or grant any loan;

       7.2.13 create or issue or allow to come into being (other than by operation of law) any mortgage, charge or other security interest upon or over any part of the property or any assets or uncalled capital of any Group Company or create or issue any debenture or debenture stock or obtain any advance or credit in any form, other than normal trade credit;

       7.2.14  appoint any person as a director of any Group Company;

       7.2.15 commence any litigation other than in the ordinary course of its insurance and re-insurance business and for the collection of debts not exceeding individually (Pounds)10,000 or (Pounds)100,000 in aggregate;

       7.2.16 except as expressly required in this Agreement, pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the UK GAAP Audited Accounts (or in the ordinary course of business and consistent with past practice);

       7.2.17 (other than in the ordinary course of business) enter into any new lines of business, change any existing standard policy forms, change its investment policies or guidelines or otherwise make material changes to the operation of its business or change its loss reserve methodology;

       7.2.18 make any elections for the purposes of Taxation or settle or compromise any material liability to Taxation;

       7.2.19 except for the settlement of insurance or reinsurance claims in the ordinary course of business consistent with past practice, pay or agree to pay in settlement or compromise of any proceedings or claims of liability against any Group Company, its respective directors, officers, employees or agents, more than an aggregate of (Pounds)100,000 for all such proceedings and claims;

       7.2.20 except as may be required as a result of a change in law or in accordance with the requirements of any regulatory body, change any UK GAAP or practices used by it; or

       7.2.21 terminate, modify, amend or otherwise alter in an adverse manner to any Group Company any material terms or provisions of any of such Group Company's material contracts.

7.3  Restrictions on the Purchaser

Pending the issue of the Consideration Shares, the Purchaser shall not, and shall not agree or authorise that at a future time it may or will:

       7.3.1 make any modification to any of the rights attached to the Purchaser's Ordinary Shares;

       7.3.2 pass any resolution of its members to alter the memorandum or articles of association of the Purchaser;

       7.3.3 other than ordinary quarterly dividends consistent with past practice, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, any issued shares of the Purchaser; or

       7.3.4 split, combine or reclassify any issued shares of the Purchaser or issue or authorise the issue of any other securities in respect of, in lieu of or in substitution for issued shares of the Purchaser.

7.4  Company Affiliate Letter

The Company shall deliver to the Purchaser, as soon as practicable, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be, at the Completion Date, "affiliates" of the Company for purposes of pooling of interests accounting treatment for transactions of the type contemplated by this Agreement (the "Pooling Rules").

The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Company Affiliate Letter to deliver to the Purchaser, no less than 5 days prior to the Completion Date, a written agreement (a "Company Affiliate Agreement"), in the form attached as Schedule 6, in connection with restrictions on affiliates under pooling of interest accounting treatment.

7.5  Listing of Consideration Shares

The Purchaser shall use its reasonable best efforts to cause the Consideration Shares to be issued in the transactions contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Completion Date.

7.6  Pricing Influence

Prior to the Completion Date, neither the Purchaser, the Company nor any or the Vendors nor any of their respective directors, officers, employees or subsidiaries shall, directly or indirectly, purchase, otherwise acquire, sell, or otherwise dispose of any Purchaser's Ordinary Shares or any other security convertible or exchangeable into or exercisable for Purchaser's Ordinary Shares or take any other action, except as expressly set forth in this Agreement, which could reasonably be expected to have any influence on the price of the Purchaser's Ordinary Shares. The Company shall promptly notify the Purchaser of, to the extent that the Company has actual knowledge thereof, any action on the part of any third party to influence the price of the Purchaser's Ordinary Shares or the intention of any third party to influence the price of the Purchaser's Ordinary Shares.

7.7  Pooling

The Purchaser, the Vendors and the Company each agrees not to take any action that would reasonably be expected to adversely affect the ability of the Purchaser to account for the transactions contemplated by this Agreement as a pooling of interest under the Pooling Rules.

7.8  Inland Revenue Applications

The Vendors' Representative shall consult with the Purchaser's Solicitors in relation to applications for clearance referred to in Clause 4.1.1 and shall take into account any relevant suggestions or comments of the Purchaser.

8  Covenants

8.1 Except as provided in Clause 8.7, for a period of 2 years following the Completion Date, the Purchaser undertakes to Insurance Partners and Phemus that it will not sell or otherwise dispose of any of:

       8.1.1 the Shares acquired pursuant to this Agreement or any share capital acquired in connection with the re-registration of the Company as an unlimited company; or

       8.1.2 the Company's assets, except for dispositions made in the ordinary course of business or described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

8.2 For a period of 2 years following the Completion Date, the Purchaser or the Company will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

8.3 The Purchaser will not pay any consideration to the Vendors in respect of the Shares other than the Purchaser's Consideration Shares.

8.4 The Purchaser, the Company and the Vendors will pay their respective expenses, if any, incurred in connection with the transaction, except that the Purchaser will pay up to US$7.5 million of the Company's and Vendors' expenses for legal, accounting and investment banking fees.

8.5 On or prior to the Completion Date, the boards of directors of the Purchaser and the Company will adopt a Plan of Reorganisation in terms to be agreed.

8.6  The Purchaser agrees that:

       8.6.1 on the Completion Date, or, if not practicable, on the next Business Day, it will cause the Company to be re-registered as unlimited pursuant to the provisions of Section 49 and 50 of the Companies Act 1985 and to retain that status for a minimum period of two years following the Completion Date;

       8.6.2 it will make an election pursuant to Section 301.7701-3 of the US Treasury regulations promulgated under the Code to treat the Company as an entity disregarded as separate from the Purchaser and will not make an election under US Treasury regulations
              Section 301.7701-3 to treat the Company as an association taxable as a corporation;

       8.6.3 except as provided in Clause 8.7, it will directly own the whole of the issued share capital of the Company for a minimum period of 2 years following the Completion Date; and

       8.6.4 for a period of 2 years following Completion, it will not, directly or indirectly, make equity contributions (whether or not in exchange for shares) or loan additional funds to the Company and will not permit the Company to incur additional indebtedness (for the purposes of this Clause 8.6.4, if any member of the Purchaser's Group enables TUL to secure the release of all or any portion of TUL's funds at Lloyd's through the replacement of such funds with a letter of credit or similar instrument or otherwise (the "Securing"), the amount of the funds released as a result of such Securing, net of any such amounts distributed to the Company's shareholders promptly following such release by way of a lawful dividend or reduction or return of capital, shall be treated as an equity contribution);

              Provided that the Purchaser or any other member of the Purchaser's Group other than the Company may make equity contributions or loans directly to the Subsidiaries of the Company in exchange for shares or notes of equivalent value of the recipient Subsidiary, provided that any such equity contributions or loans of cash or other liquid assets will be limited to the sum of (a) $10,000,000 and (b) amounts applied for (I) an expansion of the business of the recipient Subsidiary from the level of business conducted by such Subsidiary on the Completion Date including without limitation the purchase by any Subsidiary of additional capacity at Lloyd's and the provisions of funds at Lloyd's in relation to any part thereof, (II) funding an acquisition of the shares or assets of another unrelated company or person by the recipient Subsidiary, (III) satisfying the requirements of any applicable regulatory authority, (IV) the repayment of the Boston Loan and
              (V) the repayment of up to

              $30,000,000 of any indebtedness incurred by the Company or any Subsidiary in connection with payment of bonuses to its employees prior to the Completion Date as described in the Vendors' Disclosure Letter.

                    (ca)

8.7  Notwithstanding anything to the contrary above;

       8.7.1 the Purchaser may transfer the whole of the issued share capital of the Company to Newco prior to the expiration of the 2 year period following the Completion Date only if:

              (i) the Purchaser will directly own the whole of the issued share capital of Newco for a period of 2 years following the Completion Date; and

              (ii) Newco will directly own (or indirectly through a directly owned subsidiary which elects pursuant to Section 301.7701-3 of the U.S. Treasury Regulations promulgated under the Code to treat the subsidiary as an entity disregarded as separate from Newco) the whole of the issued share capital of the Company throughout the period beginning on the date of the transfer and ending on the date 2 years from the Completion Date; and

       8.7.2 Newco may transfer the whole of the issued share capital of the Company to a direct wholly-owned company incorporated in England (other than a public limited company) ("Newcosub") prior to the expiration of the two year period following the Completion Date if:

              (i)   the provision in Clause 8.7.1(i) is satisfied;

              (ii)  Newco does not or will not make an election pursuant to
                    Section 301.7701-3 of US Treasury Regulations to treat Newcosub as an association taxable as a corporation, and Newco makes a timely election pursuant to Section 301.7701-3 of US Treasury Regulations to treat Newcosub as an entity disregarded as separate from Newco effective from the date of incorporation of Newcosub;

              (iii) Newco directly owns or will own the whole of the issued share capital of Newcosub throughout the period beginning on the date of the transfer to Newcosub and ending on the date two years following the Completion Date; and

              (iv) Newcosub directly owns or will own the whole of the issued share capital of the Company throughout the period beginning on the date of the transfer to Newcosub and ending on the date two years following the Completion Date.

       8.7.3 the Purchaser or Newco may transfer the whole of the issued share capital of the Company to any person provided that the Purchaser obtains, prior to such transfer, either a ruling from the U.S. Internal Revenue Service holding, or an opinion of nationally recognised US tax counsel to the Purchaser, addressed to the Vendors, concluding, that such transfer will not the cause the Purchaser's acquisition of the Company to not qualify as a tax-free reorganisation described in Section 368(a) of the Code.

8.8 Except as expressly provided herein the Purchaser will not take any action that would adversely affect the characterisation of the transaction as a tax free reorganization within the meaning of Section 368(a)(1)(C) of the Code.

9  Other Provisions

9.1  Vendors' Liability

Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Vendors under such liability without in any way prejudicing or affecting its rights against any other or others of the Vendors under the same or a like liability.

9.2  Announcements

        9.2.1 Pending Completion, the Purchaser, the Company, Insurance Partners, Phemus and the Vendors' Representative on behalf of the Remaining Vendors shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, consult together as to the terms of the timetable for, and manner of publication of, any formal announcement or circular to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any recognised stock exchange or other authorities or to the media or otherwise which any of them may desire or be obliged to make regarding this Agreement. Any other communication which the parties may make concerning the foregoing matters shall, subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange, be consistent with any such formal announcement or circular as aforesaid.

       9.2.2 Subject to Clause 9.2.1, no party shall pending Completion make or authorise or issue any formal announcement or circular concerning the subject matter of this Agreement or any other document or transaction referred to in or contemplated by this Agreement.

9.3  Confidentiality

If Completion does not take place and subject to and upon the termination of the Confidentiality Agreement, the Purchaser shall not for a period of 12 months from the date of this Agreement divert or attempt to divert any business of any customer of the Group nor employ or attempt to employ or divert an employee of the Group and shall forthwith hand over, destroy (in which case the Purchaser shall deliver a certificate of destruction signed by a director of the Purchaser in such terms as the Vendors' Representative may reasonably request) or procure the handing over or destruction of all accounts, records, documents and papers of or relating to the Vendors and each Group Company which shall have been made available to it and all copies or other records derived from such materials, and expunge any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, wordprocessor or other device containing information. Provided that this shall not apply:

       9.3.1 to information available from public records or information acquired by the Purchaser otherwise than from the Vendors or their agents or any Group Company: or

       9.3.2 to information which was lawfully in the Purchaser's possession prior to the disclosure of information disclosed to the Purchaser and/or its agents pursuant to the Confidentiality Agreement, so long as the Purchaser can demonstrate by written or other reasonable evidence that the source of such information was not known by the Purchaser or its agents, after reasonable investigation to be bound by a confidentiality agreement or was subject to other contractual, legal or fiduciary obligation of confidentiality to the Group with respect to such information, or

       9.3.3 to information which became available to the Purchaser on a non-confidential basis from a source other than the Group or its agents, provided that such source was not known by the Purchaser or any of its agents, after reasonable investigation to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Group or their agents with respect to such information.

9.4  Successors and Assigns

       9.4.1 Subject to Clause 9.4.2, this Agreement is personal to the parties to it. Accordingly, neither the Purchaser nor the Vendors nor the Company may, without the prior written consent of the others, assign the benefit of all or any of the others' obligations under this Agreement, nor any benefit arising under or out of this Agreement.

       9.4.2 Except as otherwise expressly provided in this Agreement, the Purchaser may, without the consent of the Vendors or the Company, assign to a connected company the benefit of all or any of the Vendors' obligations under this Agreement provided that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company. For the purposes of this sub-clause a connected company is a company which is a wholly-owned subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

9.5  Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

9.6  Time of the Essence

Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the parties (the Vendors' Representative acting on behalf of the Remaining Vendors) but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

9.7  Further Assurance

The Vendors severally agree with the Purchaser that, at any time after the date of this Agreement, they shall and shall use their reasonable best endeavours to procure that any necessary third party shall at the cost of the Purchaser execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

9.8  Interest

If the Vendors or the Purchaser default in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of the Vendors or the Purchaser (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 per cent. above the base rate from time to time of Lloyds Bank PLC. Such interest shall accrue from day to day.

9.9  Notices

       9.9.1 Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:

              In the case of any of Insurance Partners to:

              Cedar House
              41 Cedar Avenue
              PO BOX HM 1179
              Hamilton
              Bermuda

              Fax: 0 1 - (212) 898 8720
              Attention: R. Spass

              In the case of Phemus to:

                                   with copies to:

Harvard Private Capital Group      Ropes & Gray
26th Floor 600 Atlantic Avenue     600 Atlantic Avenue
Boston Massachussetts MAUSA        26th Floor
                                   Boston
Fax: 01 (617) 523 1063             Massachussetts
Attention: T. Palmer               MA 02210
                                   USA

                                   Fax: 01 (617) 951 7050

                                   Attention: Larry Rowe
In the case of the Company         with copies to:
to:
                                   Linklaters & Paines
7th Floor                          One Silk Street
1 Minster Court                    London EC2Y 8HQ
Mincing Lane
London EC3R 7AA                    Fax: 0171 456 2000
                                   Attention: Peter King
Fax: 171 626 6822
Attention: he Secretary            and

                                   LeBoeuf, Lamb, Greene & MacRae,
                                   L.L.P.
                                   125 West 55th Street
                                   New York, N.Y. 10019

                                   Fax: 001 (212) 424 8500
                                   Attention: Robert S. Rachofsky

In the case of the Remaining
Vendors to:

JR Charman

7th Floor
1 Minster Court
Mincing Lane
London EC3R 7AA

Fax: 171 626 6822

In the case of the Purchaser       with copies to:
to:
                                   Lovell White Durrant
ACE Limited                        65 Holborn Viaduct
The ACE Building                   London EC1A 2DY
30 Woodbourne Avenue
Hamilton HM 08 Bermuda             Fax: 171 248 4212
                                   Attention: Leah Dunlop
Fax: 01 (441) 295 3997
Attention: General Counsel         and

                                   Mayer, Brown & Platt
                                   190 South LaSalle Street
                                   Chicago, Illinois 60603

                                   Fax: 01 (312) 701-7711
                                   Attention: Edward S. Best

                                   (but inadvertent failure so to give or
                                   send copies shall not invalidate any
                                   such notice given to the Purchaser)

       9.9.2 Any such notice or other communication shall be delivered by hand or sent by courier or fax. If sent by courier or fax, such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, in case of service in the United Kingdom, or on the following Business Day, in the case of international service.

9.10  Severance

If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

9.11  Counterparts

This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

9.12  Restrictive Trade Practices Act 1976

Notwithstanding any other provision of this Agreement, no provision of this Agreement which is of such a nature as to make the Agreement liable to registration under the Restrictive Trade Practices Act 1976 (the 1976 Act) shall take effect until the day after that on which particulars thereof have been duly furnished to the Director General of Fair Trading pursuant to the 1976 Act (the Particulars) and the

Particulars shall not be subject to the provisions of the Confidentiality Agreement Provided that the Purchaser makes an application to the Secretary of State for such of the Particulars as the Vendors' Representative may reasonably request to be placed on the special section of the register of agreements established under the 1976 Act. This Clause shall not apply if this Agreement is a non-notifiable agreement within the meaning of Section 27A of the 1976 Act. For the purposes of this Clause 9.12, the term "Agreement" shall include every other agreement which forms part of the same arrangement.

9.13  Governing Law and Submission to Jurisdiction

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law and all the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and such documents.

9.14  Appointment of Process Agent

       9.14.1 Insurance Partners irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Insurance Partners.

       9.14.2 Phemus irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Phemus.

       9.14.3 The Remaining Vendors (except for EBCAM Nominees) each irrevocably appoint Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ as his agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Remaining Vendors (except for EBCAM Nominees).

       9.14.4  EBCAM Nominees each irrevocably appoints Morley & Scott (Ref: J
               Clay) of Lynton House, 7-12 Tavistock Square, London WC1H 9LT as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by EBCAM Nominees.

       9.14.5 Each of Insurance Partners, Phemus, EBCAM Nominees and the Remaining Vendors (except for EBCAM Nominees) shall inform the Purchaser, in writing, of any change in the address of its process agent within 28 days.

       9.14.6 If such process agents cease to have an address in England, each of Insurance Partners, Phemus and the Remaining Vendors irrevocably agree to appoint new process agents acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agents.

       9.14.7 The Purchaser irrevocably appoints ACE UK of Crosby Court, 38 Bishopsgate, London EC2N 4DL as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

       9.14.8 If such process agents cease to have an address in England, the Purchaser irrevocably agrees to appoint new process agents acceptable to the Vendors and to deliver to the Vendors within 14 days a copy of a written acceptance of appointment by the process agents.

       9.14.9 Each party shall inform each of the other parties, in writing, of any change in the address of its process agent within 28 days.

        In witness whereof this Agreement has been executed.

SIGNED by              )
J R CHARMAN            )
in the presence of:    }  J R CHARMAN
                       )
     PETER D S KING    )
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor


SIGNED by J J LLOYD    )
in the presence of:    )
                       }  J LLOYD
                       )
     PETER D S KING    )
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor

SIGNED by                 )
R D H BRINDLE             )
C LANGLEY                 }
D G PENNEY                )
G A ARNOTT
J W GRESSIER
G L LUBEN
I N HOLLAND
J A BATTLE
T W H WOOD
R D MILLS
R A STRACHAN
A P RYAN
R D PATON                             J R CHARMAN
D J ROUSE                             as Attorney
P N McCRACKEN
H FRAKE
F J DONALDSON
R M BULLEN
M KING
T M TAYLOR
S J HAYES
K S JONES
C C RANN
D J RAYNER
I CONSTABLE
J J B SKINNER
by their attorney J R CHARMAN

in the presence of:
     PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor

SIGNED by J R CHARMAN for and on  )
behalf of                         }
CHARMAN TRUSTEES                  )     J R CHARMAN
LIMITED
in the presence of:
       PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor



SIGNED by J R CHARMAN             )
as attorney for and on behalf of  }
EBCAM NOMINEES (JERSEY)           )     J R CHARMAN
LIMITED
(re. JRC Children's Settlement)
in the presence of:
       PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor




SIGNED by J R CHARMAN             )
as attorney for and on behalf of  }
EBCAM NOMINEES (JERSEY)           )     J R CHARMAN
LIMITED
(re. the Dragon Trust)
in the presence of:
       PETER D S KING

PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor



SIGNED by J R CHARMAN             )
as attorney for and on behalf of  }
IPC Genpar (Bermuda) MGP,         )
Ltd. in its capacity as general
partner of IPC Genpar                  J R CHARMAN
(Bermuda) MGP, L.P. in its
capacity as general partner of
IPC Genpar (Bermuda), L.P. for
and on behalf of INSURANCE
PARTNERS CHARMAN
(BERMUDA), L.P.
in the presence of:
       PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor

SIGNED by J R CHARMAN as           )
attorney for and on behalf of      }
Insurance Genpar (Bermuda)         )
MGP, Ltd. in its capacity as
general partner of Insurance
Genpar (Bermuda) MGP, L.P. in           J R CHARMAN
its capacity as general partner of
Insurance Genpar (Bermuda),
L.P. for and on behalf of
INSURANCE PARTNERS
OFFSHORE (BERMUDA), L.P.
in the presence of:
       PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor



SIGNED by J R CHARMAN             )
as attorney for and on behalf of  }
PHEMUS CORPORATION                )     J R CHARMAN
in the presence of:
       PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor

SIGNED by J R CHARMAN   )
for and on behalf of    }
TARQUIN LIMITED         )  J R CHARMAN
in the presence of:
       PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor



SIGNED by J R CHARMAN   )
for and on behalf of    }   J R CHARMAN
CHARMAN GROUP LIMITED   )
in the presence of:
       PETER D S KING
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor



SIGNED by W LOSCHERT    )    W J LOSCHERT
for and on behalf of    }    authorised signatory
ACE LIMITED             )
in the presence of:     )    EXECUTIVE VICE PRESIDENT
       PETER D S KING        Title:
PETER KING
One Silk Street
London
EC2Y 8HQ
Solicitor

Schedule 1                                                                Part 1

Particulars of Vendors, Shares Sold etc.

                                   [Omitted]

Part 2
Particulars of Directors of the Company

                                   [Omitted]

Part 3
Particulars of the Company

Registered Number:                  2983302
Registered Office:                  7th Floor, 1 Minster Court, Mincing Lane, London EC3R
                                    7AA
Date and place of incorporation:    20 October 1994 in England
Secretary:                          JJ Lloyd
Auditors:                           Price Waterhouse,
                                    Southwark Towers, 32 London Bridge Street, London SE1
                                    9SY
Solicitors:                         Linklaters & Paines
                                    One Silk Street
                                    London EC2Y 8HQ
Authorised Share Capital:           (Pounds)50,000 divided into 50,000 Deferred Shares of (Pounds)1 each, and US$7,576,722 divided into 2,658,800 'A' Ordinary
                                    Shares of US$1 each, 5,722 "A" Ordinary Shares of
                                    US$0.01 each, 710,000 "B" Ordinary Shares of US$1 each
                                    and 4,202,200 "C" Ordinary Shares of US$1 each
Issued and fully paid-up Share      50,000 (Pounds)1 Deferred Shares,
 Capital:                           2,658,800 US$1 "A" Ordinary Shares,
                                    710,000 US$1 "B" Ordinary Shares 4,202,200 US$1 "C"
                                    Ordinary Shares
Shareholders:                       As set out in Part 1 of Schedule 1

Part 4
Particulars of the Subsidiaries of the Company
Tarquin Underwriters Limited

Registered Number:                  2949447
Registered Office:                  7th Floor, 1 Minster Court, Mincing
                                    Lane, London EC3R 7AA
Date and place of incorporation:    15 July 1994 in England and Wales
Directors:                          JR Charman, JJ Lloyd, SB Gruber,
                                    RA Spass, PH Warren, TR Palmer,
                                    JJB Skinner
Secretary:                          JJ Lloyd
Auditors:                           Price Waterhouse,
                                    Southwark Towers, 32 London
                                    Bridge Street, London SE1 9SY
Authorised Share Capital:           US$6,725,202 divided into 6,725,202
                                    Ordinary Shares of US$1 each
Issued and fully paid-up Share      6,725,202 Ordinary Shares
Capital:
Shareholders                        No. of Shares
The Company                         6,725,201 Ordinary Shares
Legibus Nominees Ltd                1 Share of US$1

Charman Group Limited

Registered Number:                  2028057
Registered Office:                  7th Floor, 1 Minster Court, Mincing
                                    Lane, London EC3R 7AA
Date and place of incorporation:    13 June 1986 in England and Wales
Directors:                          JR Charman, GA Arnott, RDH
                                    Brindle, JJ Lloyd, TR Palmer, PH
                                    Warren, JJB Skinner
Secretary:                          JJ Lloyd
Auditors:                           Coopers & Lybrand
                                    1 Embankment Place, London WC2N
                                    6NN

Authorised Share Capital:           (Pounds)101,000 divided into
                                    1,010,000
                                    Ordinary Shares of 10p each
Issued and fully paid-up Share      340,050 Ordinary Shares
Capital:
Shareholders                        No. of Shares
The Company                         340,050 Ordinary Shares

Charman Underwriting Agencies Limited

Registered Number:                  2287773
Registered Office:                  7th Floor, 1 Minster Court, Mincing
                                    Lane, London EC3R 7AA
Date and place of incorporation:    17 August 1988 in England and
                                    Wales
Directors:                          JR Charman, GA Arnott, RDH
                                    Brindle, JJ Lloyd, DG Penney, PH
                                    Warren, TR Palmer
Secretary:                          JJ Lloyd
Auditors:                           Coopers & Lybrand
                                    1 Embankment Place, London WC2N
                                    6NN
Solicitors:                         Linklaters & Paines
                                    One Silk Street
                                    London EC2Y 8HQ
Authorised Share Capital:           (Pounds)501,000 divided into 1000 "A"
                                    Management Shares of (Pounds)1 each and
                                    500,000 "B" Ordinary Shares of (Pounds)1
                                    each
Issued and fully paid-up Share      1,000 "A" Management Shares and
 Capital:                           325,000 "B" Ordinary Shares



Shareholders                            No. of Shares
CGL                                     1,000 'A' Management Shares
CGL                                     325,000 'B' Ordinary Shares

Charman Trustees Limited

Registered Number:                  786590
Registered Office:                  7th Floor, 1 Minster Court, Mincing
                                    Lane, London EC3R 7AA
Date and place of incorporation:    2 January 1964 in England and
                                    Wales
Directors:                          JR Charman, GA Arnott, JJ Lloyd
Secretary:                          JJ Lloyd
Authorised Share Capital:           (Pounds)100 divided into 100
                                    Ordinary
                                    Shares of (Pounds)1 each
Issued and fully paid-up Share      3 Ordinary Shares
Capital:



Shareholders                        No. of Shares
CUAL                                3 Ordinary Shares

                                                                      Schedule 2

1.   Shelf Registration and Listing

1.1 The Purchaser shall prepare and file with the United States Securities and Exchange Commission (the "SEC"), as promptly as practicable after the Completion Date (but in no event later than the date which is 30 calendar days after the Completion), a registration statement pursuant to Rule 415 under the Securities Act covering all of the Consideration Shares to be issued pursuant to this Agreement (the "Purchaser Registration Statement". The Purchaser Registration Statement shall be on Form S-3 or another appropriate form permitting registration of the Consideration Shares for resale by the Vendors. The Purchaser shall not permit any securities to be included in the Purchaser Registration Statement other than the Consideration Shares to be issued pursuant to this Agreement. The Purchaser shall use its reasonable best efforts to cause the Purchaser Registration Statement to be declared effective pursuant to the Securities Act as soon as practicable after the filing thereof and to keep the Purchaser Registration Statement continuously effective under the Securities Act until the earlier of (i) the date which is 24 months following the Completion Date, (ii) the date that all Consideration Shares covered by the Purchaser Registration Statement have been sold in the manner set forth and as contemplated in the Purchaser Registration Statement or (iii) the date on which each Vendor could sell all of its Consideration Shares issued pursuant to this Agreement at one time pursuant to Rule 144 (other than Rule 144(k)) promulgated under the Securities Act (the "Effectiveness Period"). Each Vendor shall notify Purchaser in writing of the date that all of its Consideration Shares have been sold in the manner set forth and as contemplated in the Purchaser Registration Statement.

1.2 The Purchaser shall use its reasonable best efforts to keep the Purchaser Registration Statement continuously effective during the Effectiveness Period by supplementing and amending the Purchaser Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Purchaser Registration Statement. In the event of an issuance of any stop order suspending the effectiveness of the Purchaser Registration Statement, or any order suspending or preventing the use of any related prospectus or suspending the qualification of the Consideration Shares included in such Purchaser Registration Statement for sale in any jurisdiction, the Purchaser will use its reasonable best efforts promptly to obtain the withdrawal of such order. In the event of the issuance of any such stop order, the Effectiveness Period (if calculated under Section 1.1(i)) will be extended by the number of days such stop order is in effect.

1.3 The Purchaser may suspend sales under the Purchaser Registration Statement or defer the updating of the Purchaser Registration Statement and suspend sales thereunder for a reasonable period of time (not exceeding 60 days) if the Purchaser furnishes the Vendors (with such notice to be sent to the Vendors Representative in the case of the Remaining Vendors) with a notice signed by an executive officer of the Purchaser (a "Suspension Notice") stating that, in its good faith judgment, the Purchaser has determined that maintaining the effectiveness of the Purchaser Registration Statement and permitting offers and sales thereunder would require the Purchaser to make public disclosure of information not otherwise required to be publicly disclosed at such time, the public disclosure of which would have Material Adverse Effect upon the Purchaser or would adversely affect the ability of the Purchaser to consummate a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction. Upon the receipt of any such notice from the Purchaser, each Vendor agrees to discontinue disposition of Consideration Shares pursuant to the Purchaser Registration Statement (a "Black Out") until the earlier of (i) such time as such Vendor receives copies of a supplemental or amended prospectus,
     (ii) such time as such Vendor receives notification from the Purchaser that such suspension is no longer required or (iii) 60 days, provided, that the Purchaser may not suspend sales for more than aggregate of 90 days in any twelve-month period.

     In the event the Purchaser shall give a Suspension Notice, the Effectiveness Period will be extended by the number of days during the time period from and including the date of the giving of such Suspension Notice to and including the date when the Black-Out shall have terminated in accordance with the immediately preceding paragraph.

2.   Registration Procedures.

     In any offering hereunder, the Purchaser shall:

2.1 Before filing the Purchaser Registration Statement, any prospectus supplement or any pre- or post-effective amendment to the Purchaser Registration Statement in connection with the offering of Consideration Shares, the Purchaser will furnish to the Vendors Representative copies of all such documents proposed to be filed and a reasonable opportunity to comment thereon.

2.2 Subject to Section 2.1 above, prepare and file such post-effective amendments to the Purchaser Registration Statement as may be necessary to keep it continuously effective for the Effective Period (including any extensions thereof in accordance with Section 1.3); cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Purchaser Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such prospectus as so supplemented.

2.3 Notify the selling holders promptly, and (if required by any such person) confirm such notice in writing, (i) when the Purchaser Registration Statement has been filed and when the same has become effective, (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Purchaser Registration Statement or the initiation of any proceedings for that purpose, and (iii) of the occurrence of any event which makes any statement made in the Purchaser Registration Statement or related prospectus or prospectus supplement, or any document incorporated or deemed to be incorporated therein by reference, untrue in any material respect or which requires the making of any changes in the Purchaser Registration Statement, prospectus, any prospectus supplement or any such document so that, in the case of the Purchaser Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the prospectus or prospectus supplement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.4 If requested by the holders holding a majority of the Consideration Shares being registered, (i) promptly incorporate in a prospectus supplement or post-effective amendment such information as such holders agree should be included therein and (ii) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Purchaser has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; provided, however, that the Purchaser will not be required to take any actions under this Section 2.4 that are not, in the opinion of independent counsel retained by the Purchaser, in compliance with applicable law.

2.5 Deliver to each selling holder, without charge, as many copies of the prospectus or prospectuses relating to such Consideration Shares (including each preliminary prospectus) and any amendment or supplement thereto as such persons may reasonably request; and the Purchaser hereby consents to the use of such Prospectus or each amendment or supplement thereto by each of the selling holders in connection with the offering and sale of the Consideration Shares covered by such prospectus or any amendment or supplement thereto.

2.6 To register or qualify or cooperate with the selling holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Consideration Shares for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any seller reasonably requests in writing; use all reasonable efforts to keep such registration or qualification (or exemption therefrom) effective during the period the Purchaser Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in each such jurisdiction of the Consideration Shares covered by the Purchaser Registration Statement; provided, however, that the Purchaser will not be required to (i) qualify to do business in any jurisdiction in which it is not then so qualified or
     (ii) take any action that would subject it to service of process in any such jurisdiction in which it is not then so subject.

2.7 Upon the occurrence of any event contemplated by Section 2.3(iii) hereof, prepare and file a supplement or post-effective amendment to the Purchaser Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or any other required document so that, as thereafter delivered to the purchasers of the Consideration Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.8 The Purchaser may require each seller of Consideration Shares as to which any registration is being effected to furnish to the Purchaser such information regarding the distribution of such Consideration Shares as the Purchaser may, from time to time, reasonably request in writing in order to provide adequate disclosure in the Purchaser Registration Statement and the Purchaser may exclude from such registration the Consideration Shares of any seller who unreasonably fails to furnish such information within a reasonable time after receiving such request.

3.   Registration Expenses.

     All fees and expenses incident to the performance of or compliance with the terms of this Schedule 2 by the Purchaser will be borne by the Purchaser. Such fees and expenses will include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses for compliance with securities or "blue sky" laws), (ii) printing expenses (including, without limitation, expenses of printing certificates of Consideration Shares in a form eligible for deposit with The Depository Trust Company and of printing a reasonable number of prospectuses and prospectus supplements if the printing thereof is requested by the holders of a majority of the Consideration Shares participating in the offering),
     (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Purchaser, (v) fees and disbursements of all independent certified public accountants of Purchaser and (vi) fees and expenses of all other persons retained by the Purchaser. In addition, the Purchaser will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Purchaser are then listed and the fees and expenses of any person, including special experts, retained by the Purchaser. In no event, however, will the Purchaser be responsible for any selling commission with respect to any sale of Consideration Shares pursuant to this Agreement, and the holders shall be responsible on a pro rata basis for any taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of Consideration Shares and for any legal, accounting and other expenses incurred by them in connection with any offering of Consideration Shares hereunder.

4.   Indemnification.

4.1 Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless each holder of Consideration Shares registered pursuant to this Agreement, the officers, directors, agents and employees of each of them, each person who controls such a holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of any such controlling person, from and against all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees and expenses, and the costs incurred in connection with defending any investigation) and expenses (collectively, "Losses"), arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Purchaser Registration Statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based solely upon information furnished in writing to the Purchaser by such holder expressly for use therein.

4.2 Indemnification by Holders. In connection with the offering in which a holder is participating, such holder will furnish to the Purchaser in writing such information as the Purchaser may reasonably request for use in connection with the Purchaser Registration Statement, prospectus or any amendment or supplement thereto or preliminary prospectus and will indemnify, to the fullest extent permitted by law, the Purchaser, its respective directors and officers, agents and employees, each person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, prospectus or any amendment or supplement thereto or preliminary prospectus or arising out of or based upon any omission of material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such holder to the Purchaser expressly for use in such Registration Statement, prospectus or any amendment or supplement thereto or preliminary prospectus.

4.3 Conduct of Indemnification Proceedings. If any person shall become entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the "Indemnifying Party") of any claim or of the commencement of any action or proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been prejudiced materially by such failure. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party's reasonable judgment a conflict of interest between such Indemnified and Indemnifying Parties may exist in respect of such claim, the Indemnifying Party will be entitled to participate in and, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such Indemnified Party's reasonable judgment a conflict of interest between such Indemnified and Indemnifying Parties arises in respect of such claim after the assumption of the defense thereof, and the Indemnifying Party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). The Indemnifying Party will not consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could be sought by such Indemnified Party under this Section 4, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other of such Indemnified Parties with respect to such claim, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such additional counsel or counsels as may be reasonably necessary. Notwithstanding anything else to the contrary herein, and without limiting the rights set forth above, in any event any party will have the right to retain, at its own expense, counsel with respect to the defense of a claim.

4.4 Contribution. If the indemnification provided for in this Section 4 is unavailable to an Indemnified Party in respect of any Losses or is insufficient to hold such Indemnified Party harmless, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, will, severally but not jointly, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or Indemnifying Parties, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party or Indemnifying Parties, on the one hand, and such Indemnified Party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any action or proceeding.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     Notwithstanding the provisions of this Section 4, an Indemnifying Party that is a selling holder will not be required to pay any amount in respect of indemnity hereunder or contribute any amount hereunder in excess of the amount by which the total price at which the Consideration Shares sold by such Indemnifying Party were offered to the public exceeds the amount of any damages which such Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

     The indemnity, contribution and expense reimbursement obligations of the Purchaser hereunder will be in addition to any liability the Purchaser may otherwise have hereunder or otherwise. The provisions of this Section 4 will survive so long as Consideration Shares remain outstanding, notwithstanding any permitted transfer of the Consideration Shares by any holder thereof or any termination of this Agreement.

5.   Transfer of Rights

5.1 In connection with a transfer of Purchaser's Ordinary Shares other than pursuant to the Purchaser Registration Statement or Rule 144, the rights of each holder of Consideration Shares under this Schedule 2 may be assigned by each holder (i) if the holder is a corporation (other than a publicly-held corporation), to a shareholder or shareholders of such holder, (ii) if the holder is a partnership (other than a publicly-held partnership), to a partner or partners of that partnership, (iii) if the holder is an individual, to a family member of that holder, (iv) upon the death of the holder, to the heirs of the holder by virtue of the holder's will or the laws of descent and distribution, (v) if the holder is a corporation or a partnership, to any person into or with which the holder is merged or consolidated or to which the holder sells all or substantially all of its assets, (vi) in connection with a bona fide pledge of Consideration Shares, to the pledgee or (vii) to an entity controlled by or under common control with the holder. No such assignment of rights shall be effective until Purchaser shall receive written notice thereof in the manner specified in the Agreement. In the event of any such permitted assignment, the assignee shall be entitled to further assign as permitted under this Section 5.

Schedule 3 Part 1

Warranties given by the Vendors under Clause 6

1  Authority and Capacity of the Vendors

1.1 Each of the Vendors has the legal right and full power and authority (or, in the case of each Vendor which is not a natural person, full corporate or partnership power and authority) to enter into and perform this Agreement and any other documents to be executed by the relevant Vendor pursuant to or in connection with this Agreement which when executed will constitute valid and binding obligations on each Vendor, in accordance with their respective terms.

1.2 The execution and delivery of, and the performance by the relevant Vendor of his obligations under, this Agreement and any other documents to be executed by such Vendor pursuant to or in connection with this Agreement will not:

       1.2.1 result in a breach of any provision of the memorandum or articles of association or equivalent constitutional document of that Vendor; or

       1.2.2 result in a material breach of or give any third party a right to terminate or modify, or result in the creation of any material Encumbrance under any agreement, licence or other instrument or result in a material breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which that Vendor is a party or by which that Vendor or any of that Vendor's respective assets is bound.

1.3 Each of the Vendors is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares set opposite its name in Part 1 of Schedule 1 on the terms of this Agreement (except in the case of Shares held by CTL, EBCAM Nominees (Jersey) Limited re JRC Children's Settlement and EBCAM Nominees (Jersey) Limited re the Dragon Trust, who are each entitled to sell and transfer as trustee).


                                     Part 2

2  Due Incorporation and Share Capital

2.1 The Group Companies are companies duly incorporated and validly existing under the laws of England and Wales.

2.2 The Shares comprise the whole of the allotted and issued share capital of the Company and have been validly allotted and issued and are each fully paid.

2.3 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances on the shares of any Group Company or any arrangements or obligations to create any Encumbrances.

3  Accuracy and Adequacy of Information Disclosed to the Purchaser

3.1 All information contained in Schedules 1 and 5 of this Agreement is true, accurate and complete in all respects.

3.2 There are no subsidiaries of the Company other than those listed in Part 4 of Schedule 1.

4  Accounts and Records

4.1  Latest Accounts

       4.1.1 The UK GAAP Audited Accounts have been prepared in accordance with applicable law and in accordance with UK GAAP, standards and practices generally accepted in the United Kingdom so as to give a true and fair view of the state of affairs of the Company and of the Group at the Balance Sheet Date and of the profits and cash flows of the Group for the year then ended.

       4.1.2 The consolidated financial statements of the Company comprising the US GAAP Audited Accounts which are attached to the Vendors' Disclosure Letter have been prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.2  Syndicate Accounts

       4.2.1 The Syndicate Accounts have been prepared in accordance with the Lloyd's syndicate accounting rules.

       4.2.2 The audited annual report of Syndicate 488 and the audited annual report of Syndicate 2488 as at the Balance Sheet Date gives a true and fair view of the 1995 closed year of account profit.

4.3  Lloyds Member's Personal Account

The net result shown in each Lloyd's member's personal account in respect of the 1995 year of account of Syndicate 488 has been calculated in accordance with the applicable agency agreements.

4.4  Syndicate Quarterly Report

The Syndicate Quarterly Report has been prepared in accordance with the Lloyd's syndicate accounting rules.

4.5  Accounting and other Records

The statutory books, books of account and other records of whatsoever kind of each Group Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which any Group Company is a party) which are the property of each Group Company or ought to be in its possession are in its possession (or under its control) and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

4.6  Changes since Balance Sheet Date

       4.6.1 Since the Balance Sheet Date, there has been no Material Adverse Change with respect to the Company, and no development, event, fact or matter has occurred which will or is likely to give rise to any such Material Adverse Change; and

       4.6.2  Since the Balance Sheet Date, as regards each Group Company:

              (i) its business has been carried on in the ordinary course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

              (ii) it has not entered into any transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any payment not provided for in the UK GAAP Audited Accounts otherwise than in the ordinary course of carrying on its business;

              (iii) its profits have not been affected to a material extent by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low;

              (iv) no dividend or other distribution has been declared, made or paid to its members except as provided for in the relevant balance sheet;

              (v) no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

              (vi) it has not redeemed or purchased or agreed to redeem or purchase any of its share capital; and

              (vii) it has not made or received any surrender relating to group relief or the benefit of advance corporation tax.

5  Legal Matters

5.1  Compliance with Laws

Each of the Group Companies has carried on and is carrying on its business and operations in all respects so that there have been no breaches of applicable laws (including the requirements of the Council, as relevant), in each country in which they are carried on, except where any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect.

There have not been and are not any breaches by any Group Company of its constitutional documents.

There has not since 10 June, 1996 been and there is no investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body (including Lloyd's) outstanding or anticipated against any Group Company or any person for whose acts or defaults they may be vicariously liable which has had or may have a Material Adverse Effect; nor any written notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body (including Lloyd's) with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, byelaw or constitutional document, or requiring it/them to take or omit any action nor is any such notice or communication anticipated, in each case, except where any of the foregoing would not, individually or in the aggregate, have a Material Adverse Effect.

5.2  Licences, Consents etc.

All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (in this paragraph 5.2 (other than licences of intellectual property) Licences) necessary or desirable for the carrying on of the businesses and operations of each of the Group Companies and the Combined Syndicates have been obtained, are in full force and effect and have been and are being complied with. There is no investigation, enquiry or proceeding outstanding or threatened in writing which is likely to result in the suspension, cancellation, modification or revocation of any of such Licences. None of such Licences has been breached or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

5.3  Litigation

       5.3.1 No Group Company nor Syndicate 488 nor Syndicate 2488 (other than in the normal course of carrying on insurance or reinsurance business) is involved whether as plaintiff or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business none of which exceeds (Pounds)10,000) and no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of material importance is pending or has been threatened in writing by or against any Group Company or Syndicate 488 nor Syndicate 2488.

       5.3.2 There are no investigations, disciplinary proceedings or other circumstances which are likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration, which would individually or in the aggregate have a Material Adverse Effect.

5.4  Insolvency etc.

       5.4.1 No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Group Company and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning any Group Company and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

       5.4.2 No petition has been presented or other proceedings have been commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body) in relation to any Group Company, nor has any such order been made.

       5.4.3 No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any Group Company and no step has been taken for or with a view to the appointment of such a person.

       5.4.4 No Group Company is insolvent or unable to pay its debts as they fall due.

6  Trading and Contractual Arrangements

6.1  Capital Commitments

Since the last Balance Sheet Date there have been no material capital commitments entered into or proposed by any of the Group Companies. For these purposes, a material capital commitment is one involving capital expenditure of over (Pounds)10,000 per item or (Pounds)100,000 in the aggregate.

6.2  Authority and Capacity of the Company

The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and any other documents to be executed by the Company pursuant to or in connection with this Agreement will not:

       6.2.1 result in a breach of any provision of the memorandum or articles of association; or

       6.2.2 result in a material breach of or give any third party right to terminate or modify, or result in the creation of any material Encumbrance under any agreement, licence or other instrument or result in a material breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which the Company is a party or by which the Company or any of its assets is bound.

6.3  Arrangements with Connected Persons etc.

       6.3.1 There is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company or any Vendor and any current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons.

       6.3.2 No Group Company is a party to any contract, arrangement or understanding with any current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

       6.3.3 With the exception of the contracts and arrangements details of which are set out in the Vendors' Disclosure Letter, there are no existing contracts or arrangements between or involving any Group Company and any of the Vendors and/or any director of any Group Company and/or any person connected with any of them other than on normal commercial terms in the ordinary course of business.

6.4  Contracts

No Group Company is party to any long-term commitments, contracts or arrangements or any such not wholly on an arm's length basis in the ordinary course of business. For these purposes, a long-term contract, commitment or arrangement is one which is unlikely to have been fully performed in accordance with its terms more than six months after the date it was entered into or undertaken or is incapable of termination by the relevant Group Company on six months notice or less.

6.5  Compliance with Agreements

All the contracts and all leases, tenancies, licences (other than licences of intellectual property), concessions and agreements of whatsoever nature to which any of the Group Companies is a party which are material to the business and operations of the Group Companies as a whole are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and by all the other parties thereto and there are no grounds for rescission, avoidance or repudiation of any of the contracts or such leases, tenancies, licences, concessions or agreements and no written notice of termination or of intention to terminate has been received in respect of any thereof.

6.6  Guarantees etc.

Save as disclosed in the US GAAP Audited Accounts and the UK GAAP Audited Accounts, there is not outstanding any guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by or for the benefit of any Group Company.

6.7  Loans

The only loan outstanding at the date of this Agreement is the Boston Loan.

7  Employees etc.

7.1  Employees and Terms of Employment

       7.1.1 There are no employees employed in the Group Companies other than those whose details are set out in the Vendors' Disclosure Letter.

       7.1.2 There is not in existence any written contract of employment with any director or employee of any Group Company, nor any consultancy agreements with any Group Company, which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

       7.1.3 The Vendors' Disclosure Letter contains full details, in relation to each Group Company, of:

              (i) the total number of employees (including those who are on maternity or paternity leave or absent on the grounds of disability or other long-term leave of absence, and have or may have a statutory or contractual right to return to work in a Group Company);

              (ii) the name, date of commencement of employment, period of continuous employment, location, salary and other benefits, grade and age of each employee;

              (iii) where any employee is continuously absent from work for a period in excess of one month, the reason for the absence;

              (iv) the terms of the contract of employment of each employee entitled to salary at a rate, or an average annual rate over the last three financial years, in excess of (Pounds)40,000 a year; and

              (v)   the terms of all consultancy agreements.

       7.1.4 Except as contemplated by this Agreement, there are no proposals to terminate the employment or consultancy of any employees or consultants of any Group Company or to vary or amend their terms of employment or consultancy (whether to their detriment or benefit).

       7.1.5 There are no terms of employment for employees at any Group Company or consultancy agreements with any Group Company or terms of appointment for directors of any Group Company which provide that a change in control of any Group Company (however change in control may be defined in the said document, if at all) shall entitle the said employee, consultant or director to treat the change in control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or dismissed or released from any obligation.

7.2  Payments on Termination

Except as disclosed in the US GAAP Audited Accounts and the UK GAAP Audited
Accounts:

       7.2.1 no liability has been or may be incurred by any Group Company for breach of any contract of employment or consultancy with any employee, former employee or consultant including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

       7.2.2 no Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee of any Group Company or any dependant of any such employees or former employee in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such employee or former employee.

7.3  Trade Disputes

No Group Company is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body.

7.4  Incentive Schemes

There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive, arrangements for or affecting any employees or former employees.

7.5  Pensions

       7.5.1  Definitions

              For the purposes of the Warranties in paragraphs 7.5 to 7.9:

              Approved means approved by the Board of Inland Revenue for the purposes of Chapter I of Part XIV of the Taxes Act and references to Approval shall be construed accordingly;

              Disclosed Scheme means the Final Salary Scheme and the Money Purchase Plan;

              Employee means any director, former director, employee or former employee of any Group Company;

              Executive Pension Plan means the pension scheme with Scottish Life to which the Company contributes in respect of benefits for Mr John Charman;

              Final Salary Scheme means the Charman Underwriting Agencies Limited Retirement Benefits Scheme; and

              Money Purchase Plan means the CGL Retirement Benefits Scheme; and

              Schemes means the Disclosed Schemes and the Executive Pension
              Plan.

       7.5.2  Schemes - general

              Other than the Disclosed Scheme and the Executive Pension Plan there is not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not Approved) to which the Company or other employer contributes (or promises to provide on an unfunded basis) for the payment of, any pensions, lump sums or other like benefits on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of any Employee or for the benefit of the dependants of any Employee.

7.6  Schemes - disclosed

       7.6.1 Full details of each Disclosed Scheme have been given to the Purchaser in the form of:

              (i)  copies of all deeds and rules governing the Disclosed Scheme;

              (ii) copies of the explanatory literature issued to employees who are or may become members of the Disclosed Scheme and copies of any announcement issued to any employees who are members of the Disclosed Scheme in respect of benefit improvements or other amendments not yet incorporated into the documentation of the Disclosed Scheme;

              (iii) a copy of the report of the most recent actuarial valuation or funding review of the Final Salary Scheme which has been received (in draft or final form) before the date of this Agreement together with copies of any written supplementary actuarial advice relating to the funding of that Scheme;

              (iv) a copy of the audited accounts of the Disclosed Scheme for the last scheme year; and

              (v) a list of each Disclosed Scheme's active members, pensioners and deferred pensioners with all particulars of them relevant to their membership of the Disclosed Scheme and necessary to establish their entitlements to benefits.

       7.6.2 All material benefits (other than refunds of contributions) payable under each Disclosed Scheme on the death of a member of the Disclosed Scheme or during periods of sickness or disability of the member are at the date of this Agreement fully insured under a policy effected with Legal & General and all material insurance premiums payable have been paid.

       7.6.3 No payment or repayment of any of the assets of any Disclosed Scheme has been made to any Group Company or to any other employer participating in the Disclosed Scheme since the date of the most recent actuarial valuation or funding review disclosed to the Purchaser.

       7.6.4 No person holds, as an asset of any Disclosed Scheme, any securities issued by, properties leased to or occupied or previously owned by, and no loans have been made out of the assets of the Disclosed Scheme which are, at the date of this Agreement, outstanding to the shareholders or any Group Company.

       7.6.5 There are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrator of any Disclosed Scheme or the Executive Pension Plan in respect of any act, event, omission or other matter arising out of or in connection with the Disclosed Scheme or the Executive Pension Plan and none of the Vendors is aware of any circumstances which may give rise to any such claim.

7.7  Funding of the Disclosed Scheme

       7.7.1 Except in the ordinary course, there is not at the date of this Agreement any contribution to any Disclosed Scheme which has fallen due but is unpaid.

       7.7.2 The Final Salary Scheme is sufficiently and effectively funded on an on-going basis using the actuarial assumptions which were used for the valuation as at 1 January 1995 to secure all benefits currently, prospectively and contingently payable under the Final Salary Scheme at least to the extent to which they have accrued at the date of this Agreement.

       7.7.3 There is set out in or annexed to the Vendors' Disclosure Letter a statement of the basis on which each Group Company has undertaken to contribute to the Money Purchase Scheme.

       7.7.4 No assurance, promise or guarantee (whether oral or written) has been made or given to any member of the Money Purchase Scheme of any particular level or amount of benefits (other than insured lump sum death in service benefits referred to in paragraph 7.6.2) to be provided for or in respect of him under the Money Purchase Scheme on retirement, death or leaving service and each Group Company may terminate any obligation it may have to contribute to such Money Purchase Scheme without incurring any liability under any agreement or arrangement with the member.

       7.7.5 No power or discretion to augment benefits under any of the Schemes has been exercised in favour of an Employee in the last 5 years as there is no obligation in respect of any employee to do so.

7.8  Disclosed Schemes - compliance

       7.8.1 The Schemes are Approved and none of the Vendors is aware of any circumstances which might give the Board of Inland Revenue reason to withdraw Approval.

       7.8.2 The Schemes are contracted-out schemes for the purposes of the Pension Schemes Act 1993 and have been administered in accordance with the contracting-out requirements of Part III of that Act.

       7.8.3 The Disclosed Schemes and the Executive Pension Plan have at all times been operated in accordance with their governing documentation and in accordance with all applicable laws and regulatory requirements including, without limitation, the requirements of Article 119 of the Treaty of Rome relating to equal benefits and admission to membership (except insofar as it relates to GMPs) and the requirements of the Pensions Act 1995.

7.9  Executive Pension Plan

The rules of and a current benefit statement for the Executive Pension Plan have been disclosed to the Purchaser. The Executive Pension Plan is a defined contribution scheme, of which John Charman is the only member. No person is principal employer of the Executive Pension Plan other than CUAL, and no person is a participating employer in the Executive Pension Plan other than CUAL. There are no circumstances in which the liability (whether actual or contingent) of CUAL (or any other Group Company) to the Executive Pension Plan could (in aggregate) exceed 40 per cent. of the basic annual salary of John Charman. Other than in the ordinary course of business, there are no contributions to the Executive Pension Plan which have fallen due but are unpaid.

8  Taxation Matters

8.1  Returns, Information and Clearances

       8.1.1 All returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and (ii) none of them is, or is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

       8.1.2 Each Group Company is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any Transaction occurring on or before Completion.

8.2  Taxation Claims, Liabilities and Reliefs

       8.2.1 There are set out in the Vendors' Disclosure Letter, with express reference to this paragraph, details of all matters relating to Taxation in respect of which each Group Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to make: any claim (including a supplementary claim) for relief; any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another; any appeal or further appeal against an assessment to Taxation; any application for the postponement of, or payment by instalments of, Taxation; or to disclaim or require the postponement of any allowance or relief. Such details are reasonably sufficient to enable the Purchaser to procure that any time limit to such entitlement expiring within six months after Completion can be met.

       8.2.2 No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring in the ordinary course of business at or at any time after Completion.

8.3  Close Companies

No Group Company is, nor has ever been, a close company.

8.4  Company Residence

Each Group Company has been resident for tax purposes in the United Kingdom and nowhere else at all times since its incorporation and will be so resident at Completion.

8.5  Acquisitions from Members of the same Group

The entry into or Completion of this Agreement will not result in any profit or gain being deemed to accrue to any Group Company for Taxation purposes, whether pursuant to Section 179 of the Taxation of Chargeable Gains Act 1992 (TCGA) or otherwise.

8.6  Replacement of Business Assets

No claim has been made under Section 152, 153, 154 or 175 TCGA or any other section which would affect the amount of any gain accruing or being treated as accruing on a disposal of an asset of any Group Company.

8.7  Base Values and Costs of Acquisition

If each of the assets (other than trading stock) or the plant and machinery taken as a whole of each Group Company was disposed of for a consideration equal to the book value of that asset or, as appropriate, plant and machinery in, or adopted for the purpose of, the Audited Accounts, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 not fully provided for in the Audited Accounts would arise; and, for the purpose of determining corporation tax on chargeable gains, there shall be disregarded any relief and allowances available to the Group Company concerned other than amounts falling to be deducted under Section 38 TCGA.

8.8  Rebasing

No Group Company has made a disposal to which Section 35 TCGA applies.

8.9  PAYE and National Insurance

Each Group Company has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems.

8.10  Depreciatory Transactions and Value Shifting

No asset owned by any Group Company has at any time since its acquisition by that or any other Group Company or any company which has at any time been a member of a group (as defined from time to time for any Taxation purpose) of which the Group Company has at any time been a member been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

8.11  Value Added Tax (VAT)

       8.11.1 Each Group Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with the Commissioners of Customs & Excise.

       8.11.2  No Group Company is a "developer" as defined in paragraph 5
               Schedule 10 Value Added Tax Act 1994 in relation to any building or work within paragraph 5(2) of that Schedule or any reconstructions, enlargements or extensions within paragraph 5(8) of that Schedule either currently being constructed, reconstructed, enlarged or extended or whose construction, reconstruction, enlargement or extension was completed within a ten-year period prior to Completion.

9  Assets

9.1  Subsidiaries, Associates and Branches

No Group Company:

       9.1.1 is the holder or beneficial owner of, or has agreed to acquire, any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries set out in Part 4 of Schedule 1;

       9.1.2 has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated; or

       9.1.3 has any associated company (that is to say, a company which falls to be treated as such for the purposes of SSAP1).

9.2  Title to Assets

All assets of each Group Company (including all debts due to each Group Company) which are included in the Audited Accounts or have otherwise been represented as being the property of or due to such Group Company as at the Balance Sheet Date used or held for the purposes of its business were at the Balance Sheet Date the absolute property of such Group Company and (save for those subsequently disposed of or realised in the ordinary course of trading) all such assets and all assets and debts which have subsequently been acquired or arisen are the absolute property of such Group Company and none is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, conditional sale or credit sale agreement.

9.3  Insurance

       9.3.1 Full particulars of the insurances of the Group Companies (other than direct insurance, inwards reinsurance and outwards reinsurance written by any of the Group Companies) are contained in the Vendors' Disclosure Letter to which copies of the policies are attached.

       9.3.2  In respect of all such insurances:

              (i)   all premiums have been duly paid to date;

              (ii) all the policies are in full force and effect and no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of these policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;

              (iii) details of all claims known to each of the Vendors made during the period of three years in excess of (Pounds)10,000 per claim preceding the date of this Agreement are contained in the Vendors' Disclosure Letter; and

              (iv) save as disclosed in the Vendors' Disclosure Letter, no claim is outstanding in excess of (Pounds)10,000 per claim arising out of motor vehicles and no circumstances exist which are likely to give rise to any claim in excess of (Pounds)10,000 per claim.

10 Property

10.1  The Property

The Property shown in Schedule 5 comprises all of the premises and land owned, leased, occupied or used in connection with the businesses of the Group Companies.

10.2  Title

In relation to the Property, CUAL jointly with CGL has a good and marketable leasehold title to the Property and has performed and observed in all respects all its obligations under a lease of the Property.

10.3  Outstanding property liabilities

Except in relation to the Property, no Group Company has a liability (actual or contingent) arising out of a conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land, premises or an interest in land or premises (other than any liability arising under any agreement for insurance or reinsurance).

11  Lloyd's

11.1 CUAL is registered as a Managing Agent at Lloyd's. Its registration as a Managing Agent has not at any stage since its first registration been withdrawn, and no notice has been given by Lloyd's to the effect that (and no circumstances exist such that) registration will or is likely to be withdrawn or reviewed and no conditions, obligations or undertakings have been imposed on CUAL's registration.

11.2 TUL is registered as a Corporate Member at Lloyd's. Its registration as a Corporate Member has not been withdrawn since its first registration and no notice has been given by Lloyd's to the effect that (and no circumstances exist such that) the registration will or is likely to be withdrawn or reviewed.

11.3 The Combined Syndicates are the only Lloyd's syndicates for which CUAL is a Managing Agent. CUAL has not given or received notice to terminate any of its Managing Agents' Agreements.

11.4 All years of account ending on or before 31 December 1995 for Syndicate 488 and on 31 December 1995 for Syndicate 2488 have been closed and each of the Vendors has no reason to believe that any subsequent years of account will not close in the normal way.

11.5 There has been no breach of trust in respect of any trust established and maintained pursuant to the requirements of the Council.

11.6 CUAL has at all times complied with its fiduciary obligations in relation to funds coming into its hands and required to be treated as trust assets.

11.7 All accounts, reports, statements and other information and documentation required by the Council have in all respects been accurately kept and completed.

11.8 All accounts, reports, returns, particulars, resolutions and other documents in respect of CUAL required by the Council (including, without limitation, any requirements contained in the current edition of the Lloyd's guidance manual known as the Underwriting Agents' Manual published by Lloyd's) to be filed, deposited or submitted have been duly filed, deposited or submitted, and CUAL and TUL has paid all subscriptions determined by the Council in respect of its business.

11.9 The Combined Syndicates are registered for insurance premium tax and have at all times funded the US tax liabilities of their corporate members in accordance with the requirements of the Council.

11.10 Neither CUAL nor TUL have committed any material breach of any requirements of the Council (including, without limitation, any requirements for the time being contained in the said Underwriting Agents' Manual and any of the regulations and byelaws of Lloyd's and any provision of the Lloyd's Acts and any directions of the Council or Regulatory Board of Lloyd's).

11.11 CUAL and each of its officers and employees has, at all times, had all necessary licences and consents to carry on business in accordance with the requirements of the Council and has at all times complied in all respects with all requirements of the Council.

11.12 Each officer and employee of CUAL required to register with Lloyd's under the Individual Registration Byelaw (No. 13 of 1996) has complied with that byelaw and all information supplied to Lloyd's by each of the relevant officers or employees of CUAL in connection with such registration was when given and is complete and accurate in all respects.

11.13 Since the 1995 underwriting year of account, TUL has complied in all material respects with the terms of the membership and underwriting requirements for a corporate member as prescribed under the Membership Byelaw (No. 17 of 1993).

11.14 CUAL has at all times satisfied the Lloyd's capital requirements in accordance with the requirements of the Council and at the date of Completion CUAL has minimum fixed capital of (Pounds)326,000. TUL has, and has always maintained, legally enforceable funds at Lloyd's sufficient to provide security for its OPL.

11.15 CUAL has not entered into any Managing Agent's Agreement or any other agreement required by Lloyd's other than in Lloyd's standard form.

11.16 The consent of Lloyd's (where required) has been obtained at the appropriate time in respect of each of the following events in relation to CUAL and TUL:

       11.16.1  any changes in the constitution;

       11.16.2  any reduction in the amount of prescribed financial resources;

       11.16.3  the appointment of all directors and compliance officers;

       11.16.4  any reduction of, or payment out of, the capital;

       11.16.5 the ownership by CUAL, its directors or partners of an interest in an insurance company;

       11.16.6  any other material matter requiring the consent of Lloyd's; and

       11.16.7  any change of controller.

11.17 No outward reinsurer has refused to pay any actual or potential claim in excess of (Pounds)50,000 in relation to the business of underwriting on the Combined Syndicates for any year of account subsequent to 1992.

11.18 Neither CUAL nor the Combined Syndicates have been involved or connected since the 1994 year of account with reinsuring the general business insurance liabilities of syndicates allocated to the 1992 and prior years of account in breach of the requirements of the Council.

11.19 There have been no enquiries or correspondence by or with Lloyd's concerning any investigation or possible disciplinary action and Lloyd's have not initiated disciplinary proceedings against CUAL or TUL or any of its officers or employees and so far as each of the Vendors is aware there are no potential grounds (and Lloyd's have not provided any notice indicating any potential grounds) for any such proceedings.

11.20 No consents approvals or conditions have been granted by Lloyd's to any of the Group Companies under the Related Parties Byelaw (No. 2) of 1986.

11.21 Each of the Group Companies, where applicable, has complied with the terms of any General Review Department report and Syndicate and Underwriting Review Department Reports.

11.22 There is no major planned or expected changes in respect of the managing agency business of CUAL.

11.23 As appropriate each Group Company has complied with the Underwriting Agents' Qualifications Byelaw.

11.24 Each of the Group Companies where appropriate has complied with the Price Sensitive Information Byelaw (No. 13) of 1996 (including, without limitation, regarding employment contracts).

11.25 TUL has not engaged in any business or commercial activity except for acting as a corporate member of Lloyd's or for the purposes or raising any funds required to enable it to do so.

11.26 CUAL has entered into all necessary agreements and trust deeds to enable it to underwrite American policies.

11.27 Since the 1995 underwriting year of account, TUL has filed declarations of compliance and supporting legal opinions with Lloyd's for each year of account.

11.28 The Vendors' Disclosure Letter sets out details of all guarantees and undertakings given to Lloyd's by CUAL and TUL or any director or controller in connection with registration and all conditions imposed by Lloyd's which survive and which are not of general application to Managing Agents at Lloyd's and Lloyd's Corporate Members.

11.29 CUAL has not given any guarantee, warranty, indemnity or undertaking of any kind re services supplied to an underwriting member of the Combined Syndicates under any Managing Agents' agreement nor agreed to pay the funds to provide (if applicable) or procure finance for the cash calls or losses of any such underwriting member or to waive or not to claim or seek payment of any right to any salary, fees or profit commission or indemnity that have accrued or arise at the date hereof under any Managing Agent's Agreement.

11.30 CUAL has not received any written communication that a Managing Agent's Agreement is or maybe liable to avoidance, cancellation or termination on any grounds whatsoever other than by its terms.

11.31  No underwriting member is in dispute with CUAL.

11.32 Other than as disclosed in the Syndicate Accounts, CUAL has not delegated any of its duties, obligations or functions under any of the Managing Agent's Agreements nor has it entered into any arrangement to share with any person in any profit commissions, salary, fees or winding up fees to which CUAL is or may become entitled.

11.33 The Vendors' Disclosure Letter contains complete and accurate details of all agreements and arrangements with any insurance broker (including without limitation any Lloyd's broker) other than agreements entered into the ordinary course, on an arms length basis and on commercial terms.

11.34 No agreement or arrangement (whether formal or informal) exists between CUAL and any third party to make underwriting capacity available to any underwriting member other than in accordance with the byelaws of Lloyd's.

11.35 All syndicates in run-off formerly managed by CUAL, including without limitation, syndicates 764, 254 and 469, have been transferred from CUAL.

12 Information Technology

12.1 All material software licences and other material licences of Intellectual Property Rights (as defined in Clause 13.2 of Part 2 of Schedule 3) used in the Group Companies' business are in full force and effect, on terms that allow the Group Companies to carry on their business as carried on immediately prior to Completion. No notice has been given on either side to terminate them, the material obligations of all parties have been fully complied with, no material disputes have arisen in respect of those licences which have not been resolved and so far as the Group Companies are aware, no grounds for any such dispute exist.

12.2 The appropriate Group Company is the only owner, or has a valid lease in respect of all computer hardware used in the business of the Group Companies, free of any inconsistent rights of any third party.

12.3 In the case of all computer hardware used in the business of the Group Companies, there are no material rights of any third party which have accrued at Completion and which will entitle that third party to disrupt the quiet enjoyment of the hardware by the Group Companies as at that date.

12.4 The Group Companies and the Vendors believe that the hardware used in the business of the Group Companies is reasonably adequate for the needs of the Group Companies as they currently exist.

12.5 Each Group Company is registered in accordance with the Data Protection Act 1984 and has, at all times, complied in all material respects with its obligations thereunder, including the Data Protection Principles.

12.6 In this Warranty the expression "Year 2000 Problems" means errors of impaired performance in data processing, in the output of data or in the operation of any equipment or software which are connected with or relate to the failure of any computer system, software or other processing equipment used to give due chronological recognition to calendar dates before, on or after 1 January 2000 when processing data.

12.7 The Group Companies are in the process of exercising reasonable due diligence in investigating the possibility of the occurrence of Year 2000 Problems.

12.8 None of the material computer systems, software or other processing equipment used by any or all of the Group Companies is liable to suffer Year 2000 Problems to a material extent at any time except where such problems are caused solely by the transmission to the Group Companies of data over whose format or contents it has no control.

12.9 The material computer systems, software or other processing equipment used by the Group Companies will by no later than April 1999 incorporate all material facilities necessary for the Group Companies to take full advantage of European Monetary Union, including without limitation:

       12.9.1 the facility to provide full dual currency accounting and reporting in both the Euro and Sterling (or such other currency as the appropriate Group Company may designate); and

       12.9.2 the facility to consolidate accounts from two or more businesses or companies using either the Euro or Sterling (or such other currency as the appropriate Group Company may designate) as the denominating currency; and will in all material respects comply with any conversion parameters necessitated thereby.

13  Intellectual Property Rights

13.1 In this Schedule the expression "Trade Marks" means the trade marks and service marks, whether registered, unregistered or the subject of an application for registration, business or trade names and logos and get-up owned or used by any or all of the Group Companies.

13.2 The appropriate Group Company is the legal and beneficial owner of or has the right to use the rights in databases, Trade Marks, designs, copyright, confidential information, know-how and trade secrets used in the business of the Group Companies ("Intellectual Property Rights") and is the registered owner of such of the material Intellectual Property Rights as are capable of registration and should properly be registered in any jurisdiction in which the Group Companies do business.

13.3 The Intellectual Property Rights of a Group Company which are material to its business and operations are valid, subsisting and enforceable and no written claims have been received by a Group Company challenging their use or such validity, subsistence or enforceability.

13.4 There is and has been no infringement or threatened infringement of any material Intellectual Property Rights by any third party which has come to the actual notice of any Group Company or the Vendors and no written claim concerning such infringement has been made by any Group Company or the Vendors.

13.5 The carrying on of the business of the Group Companies does not infringe any patent, design, copyright, rights in database rights, trademarks k, or right in a trade name, logo or right in any confidential information, know-how or trade secret of a third party in any material respect.

13.6 All documents material to the title to the Intellectual Property Rights of a Group Company form part of the records and assets of the Group Companies' business.

13.7 All the know-how comprised in the Intellectual Property Rights and any other know-how which is material to the business is adequately documented and no part of the know-how has been disclosed to any third party in circumstances which would have a Material Adverse Effect on a Group Company.

14  U.S. Assets

The Company and its Subsidiaries, taken as a whole, do not hold assets located in the United States having an aggregate book value of $15 million or more, other than investment assets, voting securities and non-voting securities of another person. For the purpose of this representation, investment assets means cash, deposits in financial institutions, or other money market instruments and instruments evidencing government obligations.

15  Pooling Matters

The Company has provided to Purchaser and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its Subsidiaries on or before the date of this Agreement that would, to the Company's knowledge, reasonably be expected to affect the ability of Purchaser to account for the transaction contemplated hereby as a pooling of interests.

The Company has made true and correct disclosure to Price Waterhouse of all facts underlying the representations and warranties made in the Company's letter of even date addressing compliance with pooling of interest criteria addressed to Price Waterhouse as of the date of such letter; Provided that no representation and warranty is hereby made with respect to facts with respect to Purchaser.

Schedule 4
Purchaser's Warranties

1  Authority and Capacity of the Purchaser

1.1 The Purchaser has the legal right and full corporate power and authority to enter into and perform this Agreement, including the issue of the Consideration Shares, and any other documents to be executed by the Purchaser pursuant to or in connection with this Agreement which when executed will constitute valid and binding obligations on the Purchaser, in accordance with their respective terms.

1.2 The execution and delivery of, and the performance by, the Purchaser of its obligations under this Agreement and any other documents to be executed by the Purchaser pursuant to or in connection with this Agreement will not:

       1.2.1 result in a breach of any provision of the memorandum or articles of association or equivalent constitutional document of the Purchaser; or

       1.2.2 result in a material breach of or give any third party a right to terminate or modify, or result in the creation of any material Encumbrance under any agreement, licence or other instrument or result in a material breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which the Purchaser is a party or by which the Purchaser or any of the Purchaser's respective assets is bound.

2  Due Incorporation and Share Capital

2.1 The Purchaser and each of its consolidated subsidiaries are companies duly incorporated or formed, as applicable, and validly existing under the laws of the jurisdiction in which they are incorporated and have the requisite corporate power and authority to carry on their businesses as now being conducted.

2.2 The Purchaser and each of its consolidated subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

2.3  The authorised share capital of the Purchaser consists of:

       (i) 300,000,000 ordinary shares with a par value of US$0.041666667 per share; and

       (ii) 10,000,000 "other shares" with a par value of US$1.00 per share.

At the date of this Agreement, 179,175,809 ordinary shares have been validly allotted and issued and are each fully paid, validly issued and non assessable. Except as set out above, at the date of this Agreement, no other shares in the share capital of the Purchaser or other equity securities of the Purchaser were in issue, reserved for issue (save in respect of employee and director benefit plans) or outstanding.

2.4 Save in respect of employee and director benefit plans, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of the Purchaser under any option or other agreement (including conversion rights and rights of pre-emption).

2.5 When issued, the Consideration Shares will be validly issued, credited as fully paid, to the Vendors in accordance with the provisions of the law of the Cayman Islands and in accordance with the Memorandum and Articles of Association of the Purchaser and will be non-assessable. No consents or authorisations are required in connection with the issue thereof.The Consideration Shares are being issued pursuant to an exemption under the Securities Act.

3  SEC Documents; Financial Statements

3.1 The Purchaser has filed all reports, schedules, forms, statements and other documents required under the Exchange Act with the SEC since 1 October 1996 (as such documents have been amended since the time of their filing, collectively, the "SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Documents:

       (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents; and

       (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The consolidated financial statements of the Purchaser included in the SEC Documents complied when filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

3.2 Except as set forth in the filed SEC Documents neither the Purchaser nor any of its subsidiaries has any liabilities or obligations of any nature that is required by US GAAP to be set forth on a consolidated balance sheet of the Purchaser and its subsidiaries or in the notes thereto, (except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since 30 September 1997 and other liabilities and obligations which would not in the aggregate have a Material Adverse Effect on the Purchaser).

4  Legal Matters

4.1  Compliance with Laws

The Purchaser and each of its subsidiaries has carried on and is carrying on its business and operations in all respects so that there have been no breaches of applicable laws (including the requirements of the Council, as relevant), in each country in which they are carried on, except where, individually or in aggregate, any of the foregoing would not have a Material Adverse Effect, and there have not been and are not any breaches by the Purchaser or any of its subsidiaries of its constitutional documents. There has not since 10 June 1996 been and there is no investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body (including Lloyd's) outstanding or anticipated against the Purchaser or any of its subsidiaries or any person for whose acts or defaults they may be vicariously liable which has had or may have a Material Adverse Effect, nor any written notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body (including Lloyd's) with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, byelaw or constitutional document, or requiring it/them to take or omit any action nor is any such notice or communication anticipated, in each case, except where any of the foregoing would not, individually or in the aggregate, have a Material Adverse Effect.

4.2  Licences, Consents etc.

All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (Licences) necessary or desirable for the carrying on of the businesses and operations of the Purchaser and each of its subsidiaries have been obtained, are in full force and effect and have been and are being complied with. There is no investigation, enquiry or proceeding outstanding or threatened in writing which is likely to result in the suspension, cancellation, modification or revocation of any of such Licences. None of such Licences has been breached or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

4.3  Litigation

       4.3.1 There are no actions, suits, claims, proceedings or investigations (or any basis for any person to assert any claim reasonably likely to result in liability or any other adverse determination) pending against, threatened against or affecting, the Purchaser or any of its properties or properties of its affiliates before any court, arbitrator, tribunal or governmental authority or otherwise which (i) are required to be described in any SEC Documents filed prior to the date of this Agreement and which are not so described; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby; or (iii) alleges criminal action or inaction.

       4.3.2 There are no investigations, disciplinary proceedings or other circumstances known to the Purchaser which are likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration, which would, individually or in the aggregate, have a Material Adverse Effect.

5  Accounts

Since 30 September 1997, there has been no Material Adverse Change with respect to the Purchaser and no development, event, fact or matter has occurred which will or is likely to give rise to any such Material Adverse Change.

6  Approvals and Permits

The Purchaser has no reason to believe that it will not be able to obtain as promptly as practicable all necessary approvals, authorisations and consents required to be obtained to consummate the transactions contemplated by this Agreement.

7  Brokers

No broker, investment banker (other than Merrill Lynch & Co.), financial adviser or other similar person the fees and expenses of which will be paid by the Purchaser, is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

8  U.S. Tax Matters

8.1 The Purchaser has no plan or intention to reacquire any of the Consideration Shares issued in the transaction.

8.2 The Purchaser is not an investment company as defined in Section 368(e)(2)(F)(iii) and (iv) of the Code.

8.3 The Purchaser does not own, directly or indirectly, any shares in the capital of the Company.

8.4 As of the Completion Date, the Purchaser does not plan or intend to sell or otherwise dispose of any of:

       8.4.1 the Shares acquired pursuant to this Agreement or any share capital acquired in connection with the re-registration of the Company as an unlimited company (other than through a contribution of such Shares or share capital to NewCo); or

       8.4.2 the Company assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or except as specifically permitted under Clause 8.6.4 of the Agreement.

8.5 As of the Completion Date, the Purchaser plans and intends to continue the historic business of the Company and to use a significant portion of the Company's historic business assets in a business.

8.6 As of the Completion Date, the Purchaser does not plan or intend to contribute or loan additional funds to the Company and will not permit the Company to incur additional indebtedness except as specifically permitted under Clause 8.6.4 of the Agreement.

Schedule 5
Particulars of the Property


          Name of Group Company         Address of Property
          leasing the Property
          CUAL jointly with CGL         7th Floor
                                        1 Minster Court,
                                        Mincing Lane
                                        London
                                        EC3R 7AA


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